UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cullen/Frost Bankers, Inc.

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A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 25, 2013

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 25, 2013, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect thirteen nominees to serve as Directors for a one-year term that will expire at the 2014 Annual Meeting of Shareholders;

2.	To approve the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan, as amended and restated;

3.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2013;

4.	To provide nonbinding approval of executive compensation; and

5.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 6, 2013. A list of all shareholders entitled to vote is available for inspection by a shareholder during regular business hours for ten days prior to the Annual Meeting at our principal offices at 100 West Houston Street, Suite 1270, San Antonio, Texas 78205. This list will be available at the meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote:

1.	By Internet: go to www.cfrvoteproxy.com; or

2.	By phone: call 1-866-390-5375 (toll-free); or

3.	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other shareholder of record, please follow the voting instructions that you receive from the shareholder of record entitled to vote your shares.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 20, 2013

-i-

A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 25, 2013

INTRODUCTION

The Board of Directors of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 25, 2013 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 20, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS:

This Proxy Statement for the 2013 Annual Meeting of Shareholders and our 2012 Annual Report to Shareholders are available at www.cfrvoteproxy.com.

We are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2013 Annual Meeting of Shareholders and our 2012 Annual Report to Shareholders are available at our proxy materials website at http://www.cfrvoteproxy.com. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on March 6, 2013 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On March 6, 2013, there were 61,632,464 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the thirteen nominees to serve as Directors for a one-year term that will expire at the 2014 Annual Meeting of Shareholders, for the approval of the 2005 Omnibus Incentive Plan, as amended and restated (the “2005 Omnibus Incentive Plan”), for the ratification of Ernst & Young LLP to act as our independent auditors for the 2013 fiscal year, for the non-binding approval of executive compensation, and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Shares for which votes are withheld, as well as abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the nominees receiving the highest number of votes will be elected. In the election of Directors, votes may be cast “for” or “withhold authority” with respect to any or all nominees. Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote.

With respect to the approval of the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan, as amended and restated, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on, and who voted for, against or expressly abstained with respect to, this proposal will be the act of the shareholders; provided that the total votes cast on this proposal represent over 50% of the outstanding shares of Cullen/Frost’s Common Stock. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) are not counted as votes cast and therefore could prevent the total votes cast on this proposal from representing over 50% of the outstanding shares of Common Stock, but will not otherwise have an effect on this vote.

With respect to the ratification of Ernst & Young LLP to act as our independent auditors for the 2013 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on, and who voted for, against or expressly abstained with respect to, this proposal will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter.

With respect to the resolution to provide nonbinding approval of executive compensation, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on, and who voted for, against or expressly abstained with respect to, this proposal will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board of Directors.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers who do not provide voting instructions, and instead must submit a so-called “broker non-vote” unless they are permitted to vote the shares in their discretion under the rules of any national securities exchange of which they are members. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on certain “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item. However, the NYSE rules do not permit member brokers that do not receive instructions, to vote on the election of Directors, on the 2005 Omnibus Incentive Plan, as amended and restated, or on the shareholder advisory vote relating to executive compensation. Thus, it is very important that you cast your vote regarding all items of business proposed in the proxy.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, facsimile, in person or by other means of communication. Cullen/Frost also has retained Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $6,500.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

The following thirteen Directors have been nominated to serve for a new one-year term: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. Richard W. Evans, Jr., Mr. Patrick B. Frost, Mr. David J. Haemisegger, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Ms. Ida Clement Steen, and Mr. Horace Wilkins, Jr. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The tables below provide information on each nominee.

Nominees for One-Year Term Expiring in 2014:

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent

R. Denny Alexander	67	Investments; former Chairman, Overton Bank & Trust and former Director, Overton Bancshares, Inc. (merged with Cullen/Frost)	1998	73,775	(2)	0.12%

Carlos Alvarez	62	Chairman and Chief Executive Officer, The Gambrinus Company	2001	332,725		0.54%

Royce S. Caldwell	74	Former Vice Chairman, AT&T Inc.	1994	5,525		0.01%

Crawford H. Edwards	54	General Manager of Edwards Geren Limited; President, Cassco Land Co., Inc.	2005	262,961	(3)	0.43%

Ruben M. Escobedo	75	Former Senior Partner at Ruben Escobedo & Co., CPAs	1996	32,875	(4)	0.05%

Richard W. Evans, Jr.	66	Chairman of the Board, Chief Executive Officer and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	1993	940,145	(5,6)	1.53%

Nominees for One-Year Term Expiring in 2014 (continued):

Patrick B. Frost.	53	President, Frost Bank, a Cullen/Frost subsidiary	1997	945,693	(5,7)	1.54%

David J. Haemisegger	59	President, NorthPark Management Company	2008	2,199		0.00%

Karen E. Jennings	62	Former Senior Executive Vice President, Advertising and Corporate Communications, AT&T Inc.	2001	4,825		0.01%

Richard M. Kleberg, III.	70	Investments	1992	39,150	(8)	0.06%

Charles W. Matthews	68	Former Vice President, General Counsel of Exxon Mobil Corporation	2010	3,019		0.00%

Ida Clement Steen	60	Investments	1996	4,325	(9)	0.01%

Horace Wilkins, Jr.	62	Former President, Special Markets, AT&T Inc.; former Regional President, AT&T Inc.	1997	3,125		0.01%

(1)	Beneficial ownership is stated as of March 6, 2013. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned also includes deferred stock units granted to each non-employee Director, with delivery of the underlying Cullen/Frost Common Stock deferred until that Director ceases to be a member of the Board of Directors. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and executive officers as a group is disclosed on page 41.

(2)	Includes 54,050 shares held by a limited partnership of which Mr. Alexander is the general partner and 17,000 shares held by a charitable foundation for which Mr. Alexander disclaims beneficial ownership.

(3)	Includes (a) 74,118 shares held by three trusts of which Mr. Edwards is a trustee (b) 53,617 shares held by a trust of which Mr. Edwards is the trustee and for which voting and investment power rests with the majority of three trustees of the trust.

(4)	Includes 2,150 shares for which Mr. Escobedo shares voting and investment power with his wife.

(5)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Richard W. Evans, Jr. 54,283 and Mr. Patrick B. Frost 27,113.

(6)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Evans is the sole manager.

(7)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(8)	Includes 8,400 shares held by a family partnership for which Mr. Kleberg has sole voting and sole investment power.

(9)	Includes 400 shares in two trusts for which Ms. Steen shares voting and investment power with her husband.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had seven meetings in 2012. Each of Cullen/Frost’s current Directors attended 75% or more of the meetings of the Board and the Committees of the Board on which he or she served during 2012.

The Board of Directors has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2012 each of Cullen/Frost’s current Directors attended the Annual Meeting of Shareholders.

Committees of the Board

The Board of Directors has five Committees, each of which is described in the chart below.

Committee	Members	Primary Responsibilities	Meetings in 2012
Audit	Ruben M. Escobedo (Chair) Royce S. Caldwell David J. Haemisegger Richard M. Kleberg, III	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	3

Corporate Governance and Nominating	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2

Executive	Richard W. Evans, Jr. (Chair) Royce S. Caldwell Patrick B. Frost	• Acts for the Board of Directors between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-Laws, and applicable law.	4

Committee	Members	Primary Responsibilities	Meetings in 2012

Strategic Planning	Richard W. Evans, Jr. (Chair) R. Denny Alexander Carlos Alvarez Royce S. Caldwell Charles W. Matthews	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	4

The Board has adopted written charters for the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. All of these charters are available at www.frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chairman, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the company, both within the company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 30+ years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chairman and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit Committee, Corporate Governance and Nominating Committee and Compensation and Benefits Committee are composed only of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters that may need to be considered by the full Board. Mr. Royce S. Caldwell, the current Lead Director, also is the Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is fully informed of all activities of the Board and all of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board Meeting and Board committee meeting and executive session, and facilitates communication between the non-management directors and the Chairman and CEO.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit Committee. Furthermore, certain members of the Board of Cullen/Frost also serves as the Board of Directors of Frost Bank, and as such receive regular reports on the operations of

Frost Bank. The Board of Frost Bank has additional committees that are not committees of the Board of Cullen/Frost. These Frost Bank Board committees have a majority of independent directors and review risks and approve policy exceptions in lending and trust services. Each standing committee of the Boards of Cullen/Frost and Frost Bank has oversight responsibility for risks inherent within its area of oversight. The Audit Committee receives reports on, and reviews, the Bank’s principal risk exposure, including financial reporting, credit, and liquidity risk. The Risk Committee of the Frost Bank Board receives reports on, and reviews the firm’s credit and operational risk. Cullen/Frost management regularly discusses macro- and business-specific environmental factors with the Audit Committee and Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Company. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and Risk Committee receive written packages and detailed oral postings on various types of risk and other matters (which come from a combination of the Company’s CEO, CFO, and Chief Risk Officer/Chief Credit Officer) at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. It is through these various channels that the Board seeks the information to oversee the Company’s risk management.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant, although it has not done so in the past. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must include the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates and the ability of the candidate to commit adequate time to Board and committee matters. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost and that includes a diversity of viewpoints, background, experience and other demographics. In addition, considerable emphasis is given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the committee will initially utilize the information it receives with the recommendation it otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, it may, among other things, conduct interviews.

2012 Director Compensation

2012 Director Compensation Table

Name(1)	Fees earned or paid in cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other	Total ($)
R. Denny Alexander	69,000	29,972	—	—	—	98,972

Carlos Alvarez	67,000	29,972	—	—	—	96,972

Royce S. Caldwell	103,500	29,972	—	—	—	133,472

Crawford H. Edwards	80,000	29,972	—	—	—	109,972

Ruben M. Escobedo	87,500	29,972	—	—	—	117,472

David J. Haemisegger	72,000	29,972	—	—	—	101,972

Karen E. Jennings	85,000	29,972	—	—	—	114,972

Richard M. Kleberg, III	76,000	29,972	—	—	—	105,972

Charles W. Matthews	77,000	29,972	—	—	—	106,972

Ida Clement Steen	79,500	29,972	—	—	—	109,472

Horace Wilkins, Jr.	91,500	29,972	—	—	—	121,472

1.	Mr. Evans, Cullen/Frost’s Chief Executive Officer, is not included in this table because he is a Named Executive Officer of Cullen/Frost and receives no compensation for his service as a Director. For further information on the compensation paid to Mr. Evans, as well as his holdings of stock awards and option awards, see the Summary Compensation Table and the Grants of Plan-Based Awards Table. Mr. Frost, the President of Frost Bank is not included in this table because he is an executive officer of Cullen/Frost and receives no compensation for his services as a Director.

2.	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving both on the boards of Cullen/Frost and of Frost Bank.

3.	Amounts shown represent the grant date fair value of Deferred Stock Units granted to the non-employee Directors during 2012. Each non-employee Director was granted 512 Deferred Stock Units on April 26, 2012. The grant date fair value of each Deferred Stock Unit was $58.54, which was the closing price of Cullen/Frost’s stock on that day.

4.	The following information indicates the aggregate number of option awards previously awarded and outstanding for the following directors as of December 31, 2012:

•	R. Denny Alexander—2,000;

•	Carlos Alvarez—2,000;

•	Royce S. Caldwell—0;

•	Crawford H. Edwards—2,000;

•	Ruben M. Escobedo—0;

•	David J. Haemisegger—0;

•	Karen E. Jennings—2,000;

•	Richard M. Kleberg, III—2,000;

•	Charles W. Matthews—0;

•	Ida Clement Steen—2,000; and

•	Horace Wilkins, Jr.—0.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual retainer fee of $38,000 and a fee of $4,000 for each Cullen/Frost Board meeting attended. In addition, non-employee Directors receive $1,000 for attending each meeting of a committee of the Board to which they have been appointed, except that the Chairman of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended and all non-employee Committee Chairs receive an annual retainer fee of $7,500. Non-employee Directors are also eligible to receive stock-based compensation each year under Cullen/Frost’s 2007 Outside Directors Incentive Plan. In April 2012, each non-employee Director in office at that time received 512 deferred stock units. Upon retirement from Cullen/Frost’s Board of Directors, non-employee directors will receive one share of Cullen/Frost’s Common Stock for each deferred stock unit held. The deferred stock units were fully vested upon being awarded and will receive equivalent dividend payments as such dividends are declared on Cullen/Frost’s Common Stock.

In addition, Cullen/Frost Directors Crawford H. Edwards, Richard W. Evans, Jr. Patrick B. Frost, Karen E. Jennings and Horace Wilkins Jr., also serve as the Board of Directors for Frost Bank, a subsidiary of Cullen/Frost.

Other Directorships

The following are directorships held by nominees and Directors in public companies other than Cullen/Frost or in registered investment companies:

Mr. Escobedo	Valero Energy Corporation

Mr. Matthews	Trinity Industries, Inc. and Forestar Group, Inc.

Mr. Wilkins	U.S. Sugar

Director Qualifications

All members of our Board have worked for all or substantial parts of their careers in Texas and have significant knowledge of the markets that we serve and extensive ties to local community and business leaders. Below is additional information about the qualifications of our Directors.

R. Denny Alexander	Director since 1998

During the past five years, Mr. Alexander’s principal occupation has been managing investments. Until 1998, he was the Chairman of Overton Bank & Trust and a Director of Overton Bancshares, Inc., a company which merged with Cullen/Frost. It is because of his experience in banking and wealth management, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alexander should continue serving on the Board.

Carlos Alvarez	Director since 2001

Since 1986, Mr. Alvarez has been the Chairman and Chief Executive Officer of the Gambrinus Company, a highly successful brewer and beer distributor in San Antonio, Texas. Mr. Alvarez has extensive experience in all facets of the business, including a strong background in operations and sales. He has an exceptional understanding of the role marketing strategy and branding plays in the success of a company. It is because of his business acumen, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alvarez should continue serving on the Board.

Royce S. Caldwell	Director since 1994

Until 2002, Mr. Caldwell was the Vice Chairman of AT&T, Inc. During his tenure with AT&T, he served as Chief Operating Officer and a Director, as well as Chairman and Chief Executive Officer of Ameritech, Pacific Bell Corp., Southern New England Corp., and Prodigy Corp. Mr. Caldwell also served as President and Chief Executive Officer of Southwestern Bell Corp. Until 2007, Mr. Caldwell was a Director of the Sabre Holdings Corporation, a travel marketing, distribution and technology company. It is because of his experience in business operations, management and telecommunications experience and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Caldwell should continue serving on the Board.

Crawford H. Edwards	Director since 2005

Since 2005, Mr. Edwards has been the President of Cassco Land Co., Inc. and has been engaged in the investment and management of commercial real estate, agribusiness and oil and gas, and because of this experience, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should continue serving on the Board.

Ruben M. Escobedo	Director since 1996

Until 2010, Mr. Escobedo had been a certified public accountant for 47 years. He was Senior Partner at Ruben Escobedo & Co., CPAs. Mr. Escobedo is also a Director, Chairman of the Audit Committee, and a member of the Executive Committee at Valero Energy Corporation. It is because of his extensive and varied accounting experience and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Escobedo should continue serving on the Board.

Richard W. Evans, Jr.	Director since 1993

Mr. Evans has been the Chairman of the Board, Chief Executive Officer and President of Cullen/Frost since 1997. Mr. Evans is also the Chairman of the Board and Chief Executive Officer of Frost Bank. He is a member of the Federal Advisory Council to the Board of Governors of the Federal Reserve System in Washington, D.C. and a former member of the Board of Directors of the Federal Reserve Bank of Dallas. It is because of his experience in banking and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Evans should continue serving on the Board.

Patrick B. Frost	Director since 1997

Since 1993, Mr. Frost has been the President of Frost Bank. He is the Chairman of the Audit Committee of the University of Texas Health Science Center, Chairman of the San Antonio Bowl Association, Chairman of the Cancer Therapy Research Center Board of Governors and Treasurer of the Christus Santa Rosa Children’s Hospital Foundation. It is because of his experience in banking and his many years at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should continue serving on the Board.

David J. Haemisegger	Director since 2008

Since 1995, Mr. Haemisegger has been the President of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. He is a member of the Board of Trustees and the Audit and Finance Committees at the Nasher Foundation and the Nasher Sculpture Center. Mr. Haemisegger is also a member of the Board of Trustees and the Finance and Executive Committees at the Hockaday School. In addition, Mr. Haemisegger is a member of the Board of Trustees and the Finance Committee at the Dallas Museum of Art and a former member of the Board of Directors and the Audit, Loan and Executive Committees of the NorthPark National Bank. It is because of his experience in banking and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should continue serving on the Board.

Karen E. Jennings	Director since 2001

Until 2007, Ms. Jennings was the Senior Executive Vice President of Advertising and Corporate Communications of AT&T, Inc. During her tenure at AT&T, she also held the position of Senior Executive Vice President of Human Resources, Senior and Corporate Communications, and President—Missouri for Southwestern Bell Telephone Company. It is because of her experience in business operations, management and telecommunications experience, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Jennings should continue serving on the Board.

Richard M. Kleberg III	Director since 1992

During the past 30 years, Mr. Kleberg has been President and the Managing Partner of SFD Enterprises, LLC, a private investment partnership. He has over 30 years of experience in the banking business as a Director or part of an ownership group. He served on the Board and Audit Committee of the Abraxas Petroleum Corporation, a public company, for 16 years; as a Director and on various committees, including the Audit Committee, of Kleberg First National Bank for a period of approximately 18 years; as a Director and as a member of various committees, including the Investment/Finance and Compensation Committee of the King Ranch, Inc., for 14 years; and as a member of the Trinity University Board of Trustees and various committees, including the Finance Committee for over 25 years. In addition, he was a commercial lending officer at Frost Bank for ten years. It is because of his experience in banking and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Kleberg should continue serving on the Board.

Charles W. Matthews	Director since 2010

Until 2010, Mr. Matthews was the Vice President and General Counsel of Exxon Mobil Corporation, having served in the law department for over 30 years. He continues to practice law and is a member of the Board of Trinity Industries, Inc., Forestar Group, Inc. and Children’s Medical Center of Dallas. Mr. Matthews is Chair of the University of Texas Development Board and is a member of the University of Texas System Foundation. It is because of his experience in corporate governance and the in-depth knowledge of the opportunities and challenges facing energy companies, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Matthews should continue serving on the Board.

Ida Clement Steen	Director since 1996

Ms. Steen has investment experience derived from managing personal holdings for the past 30 years. She has also served on the Committee of Finance and acted as special liaison to the Texas Growth Fund Board for the Board of Regents of the Texas A&M University System. It is because of her experience in investing and her years of experience at Cullen/Frost, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Steen should continue serving on the Board.

Horace Wilkins, Jr.	Director since 1997

Until 2000, Mr. Wilkins was the President of Special Markets at AT&T, Inc. and a Regional President of AT&T, Inc. He is a member of the Board and Compensation and Benefits Committee of U.S. Sugar. It is because of his experience in business operations, management and telecommunications experience and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Wilkins should continue serving on the Board.

Miscellaneous Information

There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding such nominee’s or Director’s selection as such.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board of Directors, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Directors, who compose 85% of the Board, are independent within the meaning of the NYSE’s rules: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. David J. Haemisegger, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Ms. Ida Clement Steen and Mr. Horace Wilkins, Jr. Mr. Richard W. Evans, Jr. and Mr. Patrick B. Frost are not independent because they are executive officers of Cullen/Frost.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.    A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business, results of operations or financial condition of any person or entity related to such Director.

The Board of Directors determined that credit relationships with each of our independent Directors satisfied these criteria.

Non-Credit Banking or Financial Products or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities. The Board of Directors determined that non-credit banking or financial products or services relationships with each of our independent Directors satisfied these criteria.

Property or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities. The Board of Directors determined that the lease payments to companies in which Mr. R. Denny Alexander and Mr. Crawford H. Edwards have interests, as further described under Certain Transactions and Relationships on page 42, below, satisfied these criteria.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director and Chair of the Board’s Corporate Governance and Nominating Committee, who is currently Mr. Royce S. Caldwell, presides at the executive sessions.

Communications with Directors

The Board of Directors has established a mechanism for shareholders or other interested parties to communicate with the non-management Directors as a group and with the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

In addition, the Board of Directors has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the non-management Directors, the presiding non-management Lead Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at www.frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. These communications can be anonymous or confidential.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, retirement of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics to promote the highest legal and ethical business practices by Cullen/Frost. The Code applies to Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at www.frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.    The Compensation and Benefits Committee’s charter is posted on Cullen/Frost’s website at www.frostbank.com.

Scope of authority.    The primary function of the Compensation and Benefits Committee (the Committee) is to assist the Board in fulfilling its oversight responsibility with respect to:

A.	establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

B.	overseeing the evaluation of Cullen/Frost’s executive management;

C.	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

D.	making recommendations to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

E.	discharging any duties or responsibilities imposed on the Committee by any of Cullen/Frost’s compensation or benefit plans;

F.	providing oversight of regulatory compliance with respect to compensation matters;

G.	reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation;

H.	preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

I.	preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.    While the Committee approves the annual normal grant of stock options and restricted stock/restricted stock units to officers, it delegates authority to the CEO to allocate a specified pool of stock options to address special needs as they arise.

Role of executive officers.    After consulting with management’s compensation consultant, and with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for Company officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for the CEO to be ratified by the Board of Directors.

Role of compensation consultants.    Beginning in 2005, the Committee directly retained Aon Hewitt as its outside compensation consultant. During the course of 2010, the Committee, along with senior management, began to consider the benefits of retaining two different independent outside compensation consultants, one to advise the Committee and a separate one to advise management. On October 1, 2010, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its outside compensation consultant. Management continues to retain Aon Hewitt as its outside compensation consultant.

The role of the Committee’s independent consultant, Meridian, is to serve and assist the Committee in its review and oversight of executive and director compensation practices. The role of management’s consultant, Aon Hewitt, is to assist the CEO and company management in reviewing, assessing, and developing recommendations for the Company’s executive compensation programs.

The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:

•	Review of competitive market pay analyses, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.

Meridian did not provide any services for the Committee or the Company outside of the compensation consulting services outlined above.

In its January 2013 meeting, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent adviser to the Committee.

As previously mentioned, Aon Hewitt serves as consultant to management, providing services to management similar to those Meridian provides to the Committee. Neither the Committee nor management directed Aon Hewitt to perform services in any particular manner or under any particular method. Management retains the final authority to hire and terminate its consultant. Management evaluates its consultant annually.

Both the Committee’s Meridian consultant and the Company’s Aon Hewitt consultant attended all of the Committee meetings in 2012 and assisted the Committee with the market data and an assessment of executive compensation levels and program design, CEO compensation, and support on various regulatory and technical issues.

Compensation and Benefits Committee Interlocks and Insider Participation

Some of the members of the Compensation and Benefits Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2012, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2012.

Royce S. Caldwell, Committee Chairman

Ruben M. Escobedo

Karen E. Jennings

Charles W. Matthews

Compensation Discussion and Analysis

Executive Summary

We are a financial holding company, headquartered in San Antonio, Texas, with well over 100 financial centers throughout Texas. We provide a wide range of banking, investment and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we’ve grown a lot, but what hasn’t changed is our commitment to our values and to the relationships we’ve forged. Those relationships include our employees. We believe a key factor in our success is consistency—consistency in culture, philosophy, management and executive pay philosophy and practices.

At Cullen/Frost, we enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive rewards programs tend to focus on total company success. At Cullen/

Frost, we believe in providing a “square deal” for our shareholders, customers and employees. Therefore, we benchmark our executive rewards, at target, at approximately the 50th percentile of the external market while taking into account various other factors, including market conditions, company performance, internal equity, and individual experience levels, among other things. Because we believe our Company to be a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive rewards programs that would encourage the taking of such risks. Further, the consistency and continuity of management serves to enhance our conservative risk profile. The average tenure with the Company of the five Named Executive Officers included in this proxy statement is in excess of 33 years. Finally, we believe we offer executive rewards that align management and shareholder interests.

2012 was a great year for Cullen/Frost. Our Company experienced strong earnings of $238 million, exceeding budgeted expectations.

During 2012, the following decisions were made concerning compensation of the Named Executive Officers:

•	Increases to base pay approximating 10% on average, effective January 1, 2013;

•	Annual bonus payments for 2012 performance paid in 2013, exceeding target by 5% due to the strong financial performance of our Company which exceeded budgeted expectations; and

•	Long-term incentive award grants consisting of stock options and restricted stock/restricted stock units at value levels generally consistent with prior years.

We believe that our executive rewards programs successfully balance elements of fixed compensation, short- and long-term incentives and benefit programs consistent with our core values of integrity, caring and excellence.

2012 Say On Pay Vote

The 2012 Annual Shareholders Meeting was held on April 26. This marked the second annual “Say on Pay” vote by shareholders of Cullen/Frost. The shareholders overwhelmingly showed their approval of the Company’s executive pay programs with 95% of all votes cast being in favor of approval of the executive pay programs. The Committee and the Board were very appreciative of the positive vote and the strong message it delivered. The strong shareholder support has reaffirmed the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2012, the Committee has continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.

Introduction

This discussion is included to provide the material information necessary to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2012 performance:

Richard W. Evans, Jr.	Chairman of the Board, Chief Executive Officer, and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank
Phillip D. Green	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank
David W. Beck, Jr.	President and Chief Business Banking Officer of Frost Bank
Richard Kardys	Group Executive Vice President and Executive Trust Officer of Frost Bank
Paul Bracher	President and Executive Officer of Statewide Functions of Frost Bank

Objectives of the Compensation Program

The Cullen/Frost compensation program is administered by the Compensation and Benefits Committee (“Committee”). The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity among our executive management team;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions made in 2012

Pay Philosophy

In general, it is Cullen/Frost’s compensation philosophy to target aggregate executive compensation at the 50th percentile of the external market (as described below). Actual compensation paid to executives reflects the Company’s performance versus market and therefore may fall above or below the 50th percentile in a given year. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, segment and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from the independent compensation consultants.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Evans and the Director of Human Resources, works to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, it is the total package that should be competitive, and not necessarily the individual elements.

Mr. Evans makes recommendations to the Committee on the pay levels of his direct reports for the Committee’s review and approval. Mr. Evans does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for Mr. Evans to be ratified by the Board of Directors.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, grant date amounts and values are contemplated, particularly when establishing long-term incentive award grants.

The Committee reviews a total compensation tally sheet for Mr. Evans annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Evans’ total compensation and accumulated wealth from the Company’s equity and retirement benefit plans.

In light of the volatility in the U.S. financial markets in the last several years and the concern over executive compensation among financial institutions, the Committee has taken the additional measure of meeting annually with senior officers, including the Chief Risk Officer, as well as the Committee’s compensation consultant and Management’s compensation consultant, to discuss the risk profile of our total executive compensation program for Named Executive Officers. For 2012, the Committee determined that the total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter- and longer-term incentive pay (annual cash bonus and equity compensation), did not encourage excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Committee, Cullen/Frost, together with the Committee’s independent external compensation consultant and management’s independent external compensation consultant, conducts annual benchmarking of base pay, annual incentive pay, and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

External market data is provided by the Company’s independent external compensation consultant, Aon Hewitt, and is reviewed by the Committee’s independent external compensation consultant, Meridian Compensation Partners, LLC. The Committee believes that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2012, Aon Hewitt provided market data collected from public filings for the following 15 companies:

Associated Banc-Corp Bancorpsouth Inc. Bank of Hawaii Corporation Cathay General Bancorp City National Corporation	Commerce Bancshares, Inc. First Horizon National Corporation Firstmerit Corporation Fulton Financial Corporation Susquehanna Bancshares, Inc.	SVB Financial Group Synovus Financial Corporation TCF Financial Corporation Valley National Bancorp Webster Financial Corporation

The peer group used in 2012 was the same as the group used in 2011. The 2012 peer group was developed based on the following criteria:

•

Size—Companies with assets comparable to Cullen/Frost, where the Company would approximate the peer group median. The median asset size of the peer group listed above is $18.7 billion as of December 31, 2011 as compared to Cullen/Frost’s asset size of $20.3 billion as of that same date.

•	Industry—Companies in the commercial banking industry sector.

•	Locality—Commercial banks headquartered across the United States.

•	Sample Size—A peer group with 15-20 companies.

Additionally, market data was collected by Aon Hewitt from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when targeting Cullen/Frost’s executive target aggregate compensation at the 50th percentile of the external market. The Committee does not utilize any stated weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, in consultation with Meridian Compensation Partners, evaluates the market data prepared by Aon Hewitt, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Relation of Pay Practices to Risk Management

Key elements of Cullen/Frost’s mission are to build long-term relationships based on safe, sound assets. In support of its mission, our Company has long adhered to compensation policies and practices that are designed to support strong risk management. We pay base salaries to our employees that are competitive and that represent a significant portion of their compensation and, therefore, do not encourage excessive risk taking to increase compensation. We believe that our Company generally pays a greater share of total compensation to our employees in base salary than do our competitors. Cash incentive compensation, which represents a small percentage of the Company’s total revenue, is awarded to many employees within Cullen/Frost to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders. As our Company is dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume. We also note that our employees as a group, through long-term equity-based awards and investment in Company stock under the 401(k) Plan (described below) for Employees of Cullen/Frost and other holdings, are significant holders of Cullen/Frost stock. The Committee therefore does not believe that our compensation policies and practices encourage taking excessive or unnecessary risk. We regularly review all plans identified by human resources officers as potentially creating risk, regardless of magnitude, particularly with respect to executive officers. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are not reasonably likely to have a material adverse effect on Cullen/Frost.

Elements of the Compensation Program

To ensure achievement of the program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay;

•	Benefits;

•	Perquisites; and

•	Post-Termination Pay.

The purpose, design, determination of amounts, and 2012 pay decisions are described below.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a base level of monthly income. As discussed in the Pay Philosophy section, internal and external equity, performance, experience, and other factors are considered when establishing base salaries. The Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

During its Fall 2012 meeting in October, the Committee approved base pay increases for Mr. Evans and the other Named Executive Officers. The increases were based on external market data, internal equity, and each individual’s performance. The Committee observed that prior to the increases,

•	the base pay of Mr. Evans was slightly below the 50th percentile of the external market;

•	the base pay of Mr. Green was between the 50th percentile and the 75th percentile of the external market; and

•	the base pay levels for the remaining Named Executive Officers was approximately equal to the 50th percentile of the external market.

The base pay increases approved by the Committee became effective January 1, 2013 and approximated an average of 10% of existing base pay, ranging from 4.1% to 12.5%. Base pay levels for 2012 can be seen in the Summary Compensation Table.

Annual Incentive Pay

Annual incentive pay is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the Bonus Plan for the Chief Executive Officer and the Executive Management Bonus Plan, which covers the other Named Executive Officers. This award is paid in the form of a cash bonus.

The Bonus Plan for the Chief Executive Officer differs from that of the other Named Executive Officers. Both bonus plans are described in the sections that follow.

Bonus Plan for the Chief Executive Officer

Annually, during its first-quarter meeting, the Committee establishes a cap tied to net income for the Chief Executive Officer’s bonus, thereby directly relating the reward of the executive to the performance of Cullen/Frost. This measurement has historically been 0.8% of net income. After the close of the fiscal year, the Committee then exercises only downward discretion to arrive at a bonus payment amount to Mr. Evans. Traditionally, the Committee has not paid a bonus at the full 0.8% of fiscal year net income, but closer to a target of 90% of his base salary earnings.

For 2012, the Committee again approved a cap of 0.8% of fiscal year net income for Mr. Evans’ bonus. To determine the bonus payment amount, the Committee exercises downward discretion based on the following qualitative measures approved by the Committee.

Performance Measures	Description
Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy—based on the corporate culture—that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development

Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board must ratify the bonus payment amount determined by the Committee for Mr. Evans.

Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered as well as market expectations. The budget must be ratified by the Board of Directors. For 2012, the Company’s budgeted expectations were $220 million. Actual performance for 2012 exceeded these expectations, as the company realized actual net income of $238 million.

For 2012, Cullen/Frost’s financial performance was strong and exceeded budgeted expectations as referenced above. In light of this, and taking into account the qualitative measures shown above, the Committee exercised downward discretion from the initial cap of 0.8% of net income. The Committee elected to pay a bonus to Mr. Evans of $812,700, or 5% over his target of 90% of base salary earnings. This was ratified by the Board of Directors on January 31, 2012, and can be seen in the Summary Compensation Table.

For 2013, the Committee has again approved a cap for Mr. Evans of 0.8% of fiscal year net income.

At the October 2012 meeting, the Committee reviewed the competitiveness of the Chief Executive Officer’s bonus target and payment. The Committee focused its review on the competitiveness of the established bonus target of 90% of base pay. The target level appeared to be slightly less than prevailing target levels in the external market, consistent with prior studies. As a result, the Committee chose to increase the bonus target for the Chief Executive Officer to 100% of base salary earnings effective 2013 to align more closely with the peer group.

Bonus Plan for the Other Named Executives

The remaining Named Executive Officers participate in the Executive Management Bonus Plan. Annually, a bonus pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The bonus pool is funded at target if Cullen/Frost’s financial performance meets budget. The bonus pool is funded at a level below target if Cullen/Frost’s financial performance falls below budget. A minimum percentage of budget must be achieved before the bonus pool is funded, and no bonus payments are made unless Cullen/Frost attains this minimum threshold. Additional bonus dollars may be generated if Cullen/Frost achieves financial performance above budget. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan. However, over the past decade, the most paid to any Named Executive Officer was 20% above target.

For 2012, Cullen/Frost established the following individual targets as a percentage of 2012 base salary earnings for the Named Executive Officers in the Executive Management Bonus Plan:

Phillip D. Green	60%

David W. Beck, Jr.	50%

Richard Kardys	50%

Paul Bracher	50%

The individual targets are not formula driven. For all of the Named Executive Officers in the Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The bonus targets are based on external market data provided by Aon Hewitt, internal equity considerations, and strategic objectives for corporate performance. The targets are reviewed annually at the Fall meeting of the Committee and altered as deemed appropriate.

Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer, are made based on recommendations of the Chief Executive Officer and approval of the Committee. Bonus amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual bonus payments for the other Named Executives, the Chief Executive Officer discusses these issues with Aon Hewitt and Meridian Compensation Partners. The Committee has the discretion to approve, disapprove or alter the Chief Executive Officer’s recommendations.

The primary criterion for bonus payments for the Named Executive Officers is the measurement of financial performance vs. budgeted net income for Cullen/Frost.

As previously stated, Cullen/Frost’s actual performance exceeded budgeted expectations for 2012. Based on this fact, the Chief Executive Officer recommended to the Committee that bonus payments be made to Mr. Green, Mr. Beck, Mr. Kardys and Mr. Bracher at 5% over target for 2012. The Committee approved this recommendation. The 2012 bonuses were paid in February of 2013 and can be seen in the Summary Compensation Table.

In October 2012, the Committee reviewed the competitiveness of each Named Executive’s incentive target level. The Committee determined that while the target level for Mr. Green remained competitive, the target levels for Mr. Beck, Mr. Kardys and Mr. Bracher were below the 50th percentile of the external market. The Committee elected to increase target levels of those Named Executive Officers for 2013 as shown below. As previously stated, the target represents a percentage of base earnings.

Executive	2012 Target	2013 Target
Phillip D. Green	60%	60%
David W. Beck, Jr.	50%	60%
Richard Kardys	50%	60%
Paul Bracher	50%	60%

No specific weighting is targeted for annual incentive pay as a percentage of total compensation.

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance ownership opportunities, and increase shareholder value. Cullen/Frost maintains the 2005 Omnibus Incentive Plan (“Plan”) which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation Table, long-term incentives are awarded to the Named Executive Officers in the form of stock options, restricted stock, and when appropriate, restricted stock units. The size of the grant is determined by the Committee, taking into account a variety of factors including the value of prior year grants when made, external market data, internal equity considerations, performance, overall share usage, shareholder dilution and cost. It has generally been the Committee’s practice to award long-term incentives in a combined package of approximately half stock options and half restricted stock or restricted stock units, based on the estimated economic value of awards on the date of grant. The weighting between stock options and restricted stock/restricted stock units allows Cullen/Frost to strike a balance between performance and retention and minimizes the impact to shareholder dilution.

Stock Options

Stock options are utilized to align management and shareholder interests and to reward executives with shareholder value creation. Stock options were granted at $54.56, the closing price on the date of grant, October 23, 2012. The options granted in 2012 vest 25% per year beginning on the first anniversary from the date of grant and have a life of ten years. Should the Named Executive Officer retire from the company the options would continue to become exercisable on the original vesting schedule, but the expiration date of the grant would become the earlier of the original expiration or five years from the date of retirement. The vesting schedule and life were strategically chosen to be competitive, enhance our retention efforts and help to manage shareholder dilution.

Restricted Stock/Restricted Stock Units

Historically, the Committee has granted shares of restricted stock to the Named Executive Officers. In 2010, the Committee made the decision to begin granting restricted stock units in place of restricted stock to those Named Executive Officers who are 60 years of age or older at the time of grant, because these awards vest on retirement on or after age 65. This decision was made to prevent premature taxation of restricted shares at age 65 and to better align executive management and shareholder interests. Shares of restricted stock continue to be granted to the Named Executive Officers under the age of 60.

Restricted Stock/Restricted Stock Units are granted to create an immediate link to shareholder interests, enhance ownership opportunities and maintain a stable executive team. The awards granted in 2012 vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice.

Stock Ownership Guidelines

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In its October 2012 meeting, the Committee reviewed the competitiveness of the long-term incentive program for the Named Executive Officers. External market data was once again heavily influenced by the unique economic environment. In reviewing peer data, the Committee observed:

•

An overall increase in grant date fair value of long-term incentive awards within the financial services industry made in 2011 versus the prior awards, largely due to stock prices continuing to recover; and

•

Continued variability in the delivery of long-term incentives due to TARP related influences. These influences include both restrictions associated with current TARP participants, and those awards made by organizations upon exiting TARP that could be considered non-routine.

These combined factors resulted in continued variability in the delivery of long-term incentive awards and the associated values delivered as reflected in peer group data. The Committee strongly considered these external factors, along with internal factors such as equity, performance, share usage, dilution and cost to determine the 2012 long-term incentive grants.

In its review, the Committee observed that long-term incentive awards to all Named Executive Officers were in line with or above the 50th percentile of external market data and all were below the 75th percentile. The Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total rewards package overall. In 2012, the Committee took into account the change in the market value of Company stock as compared to the prior year, along with the Committee’s desire to maintain a similar award value, and in its discretion awarded long-term incentives to the Named Executive Officers of similar economic value to the prior year’s grant. The desired mix of half stock options and half restricted stock/units, based on the estimated economic value of the awards at the time of grant was maintained. The actual awards granted in 2012 can be seen in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at the Fall meeting or at the hire date of new designated employees, as applicable. Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information. Our practice has been to grant long-term incentive awards on the date of the Fall Committee meeting.

Benefits

Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executives. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation

401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.	✓	✓

Thrift Plan for the 401(k)	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Retirement Plan[1]	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Retirement Restoration Plan[1]	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

SERP	A non-qualified plan to provide target retirement benefits for Mr. Evans.	✓

Deferred Compensation Plan	A non-qualified plan to preserve Cullen/Frost’s tax deduction under Section 162(m), and to provide a vehicle for the deferment of nondeductible income.	✓

For a detailed description of the above-referenced benefit plans, see the narrative following the 2012 Pension Benefits Table.

See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.

[1]	Plan was frozen on December 31, 2001.

Perquisites

Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and conveniences. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations

In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost.

Personal Financial Planning Services

To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by Cullen/Frost subject to a cap.

Home Security Services

To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships

Club memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft

Through a provider in the fractional aircraft industry, Cullen/Frost has acquired use of a jet aircraft. Use of this aircraft is provided to Mr. Evans and, at Mr. Evans’ direction, to Mr. Green, in connection with his extensive business travel requirements. This service is afforded to Mr. Evans to reduce travel time and related disruptions and to provide additional security, thereby increasing his availability, efficiency, and productivity. Mr. Evans has been authorized to use a portion of the aircraft hours for non-business purposes, which should generally not exceed ten percent of the available hours annually. While Mr. Evans did use the jet aircraft for non-business purposes during 2012, his usage was well below the stated allowance, amounting to less than 1% of the available hours. Additionally, Mr. Evans, along with Mr. Green, incurred imputed income in connection with family members accompanying them on business related travel. Imputed income rates are determined using the Standard Industry Fare Level (SIFL).

Life Insurance

Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000. In addition, an Executive Life Insurance Policy is maintained for Mr. Evans with a death benefit of $1,000,000. See the All Other Compensation Table for more detail.

We do not pay tax reimbursements on perquisites.

The aggregate perquisite value received by each Named Executive Officer can be seen in the All Other Compensation Table.

Post-Termination Pay

Cullen/Frost has change-in-control agreements with all the Named Executive Officers as well as other key employees of the Company. The primary intent of these agreements is to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.

Under the agreements, Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys could receive severance payments of three times base salary and target bonus, and Mr. Bracher could receive severance payments of two times base salary and target bonus, if their positions were terminated by Cullen/Frost within two years following a change in control, if the termination is for reasons other than Cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change in control.

Change in control is generally considered in the agreements to be:

•	an acquisition of beneficial ownership of 20% or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board of Directors; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers would receive the severance payments described above if they terminate their employment for Good Reason within two years following a change-in-control. “Good Reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys and for two years for Mr. Bracher following termination of employment without Cause or for Good Reason, as well as a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments.

Under the change-in-control agreements, if the executive becomes entitled to the severance benefits described above, all stock options would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares and restricted stock units.

Under the change-in-control agreements, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace, with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation.

For detailed estimated payments upon a change in control, please see the Change-in-Control Payments Table.

There are no other severance policies or employment contracts in place for the Named Executive Officers. If any of the Named Executive Officers were to have their employment with Cullen/Frost severed, the Committee would make any post-termination pay determinations based on the individual situation(s).

Policy on 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Cullen/Frost, which under Section 162(m), includes all the Named Executive Officers (other than our Chief Financial Officer), unless the compensation is “performance based” (within the meaning of Section 162(m)).

In order to preserve Cullen/Frost’s tax deduction, the Committee approved the Cullen/Frost Bankers, Inc. Deferred Compensation Plan For Covered Employees. In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), this plan allows the Committee, in its discretion, to defer cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability. Currently, Mr. Evans is the only “covered employee” participating in the plan.

For 2012, non-deductible compensation for Mr. Evans totaled approximately $22,000. As the only cash component of Mr. Evans’ compensation subject to 162(m) is his base salary, the Committee did not in its discretion defer any of Mr. Evans’ 2012 compensation.

Other Policies

Stock Ownership Guidelines

The Committee maintains a Stock Ownership Policy for Executive Officers and Directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Outside Directors	Five times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock and Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.

Participants are given up to five years from the date of initial approval of this policy to reach the guideline. Any new participants are given five years from the date they become an eligible participant to reach the guideline. The policy was approved by the Committee in its Fall 2011 meeting.

Participants’ actual ownership levels are compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually.

Anti-Hedging Policy

In its October 2012 meeting, the Committee approved an Anti-Hedging Policy for Directors and Executives. The policy states that it is inappropriate for any Executive Officer or Director to enter into any financial transaction that reduces the monetary risk associated with owning Cullen/Frost stock.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement Cullen/Frost would recover any awards as required by applicable law.

Conclusion

We believe the 2012 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2012 Compensation

2012 Summary Compensation Table

The Table below gives information on compensation for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) for 2012.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard W. Evans, Jr.	2012	860,000		1,062,829	772,969	812,700	765,154	339,208	4,612,860
Chairman of the Board, CEO, and President of Cullen/Frost. Chairman of the Board and CEO of Frost Bank, a Cullen/Frost subsidiary.	2011	830,000		1,071,360	790,640	784,350	1,017,415	226,318	4,720,083
	2010	800,000		1,170,907	814,722	828,000	—	299,977	3,913,606

Phillip D. Green	2012	455,000		260,251	189,051	286,650	203,726	115,506	1,510,184
Group Executive Vice President and Chief Financial Officer of Cullen/Frost. Group Executive Vice President and Chief Financial Officer of Frost Bank, a Cullen/Frost subsidiary.	2011	440,000		262,080	193,418	277,200	130,636	104,356	1,407,690
	2010	425,000		286,432	199,366	293,250	120,832	106,876	1,431,756

David W. Beck, Jr.	2012	402,000		212,784	154,808	211,050	213,080	113,721	1,307,443
President and Chief Business Banking Officer of Frost Bank, a Cullen/Frost subsidiary	2011	390,000		214,560	158,440	204,750	148,686	90,891	1,207,327
	2010	375,000		234,496	163,309	215,625	146,841	116,016	1,251,287

Richard Kardys	2012	400,000		195,325	141,967	210,000	90,918	108,312	1,146,521
Group Executive Vice President and Executive Trust Officer of Frost Bank, a Cullen/Frost subsidiary	2011	387,000		196,800	145,220	203,175	68,181	89,215	1,089,591
	2010	375,000		215,086	149,560	215,625	138,777	113,787	1,207,835

Paul Bracher	2012	400,000		171,318	124,726	210,000	128,257	86,953	1,121,254
President and Executive Officer of Statewide Functions of Frost Bank, a Cullen/Frost subsidiary	2011	387,000		172,800	127,523	203,175	79,684	69,761	1,039,942
	2010	375,000		188,856	131,321	215,625	71,866	85,037	1,067,705

1.	Amounts shown represent the FASB ASC Topic 718 grant date fair value of stock options, restricted stock and restricted stock units granted during 2012. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards.

2.	Amounts shown represent payments under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers).

3.	Amounts shown represent the combined change in value for both the Retirement Plan and the accompanying Retirement Restoration Plan, both of which were frozen on December 31, 2001. The change in value for Mr. Evans also includes an increase in the actuarial present value of the SERP benefit of $526,956 during 2012. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

4.	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2012 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1)	Thrift Plan Match(2)	Group Term Life	Executive Life Insurance(3)	401-K Match	Profit Sharing Contribution(4)	Total
Richard W. Evans, Jr.	2012	37,469	36,600	1,389	19,000	15,000	229,750	339,208
	2011	36,363	35,100	1,155	19,000	14,700	120,000	226,318
	2010	30,177	33,300	1,950	19,000	14,700	200,850	299,977
Phillip D. Green	2012	15,758	12,300	941	—	15,000	71,508	115,506
	2011	30,266	11,700	941	—	14,700	46,750	104,356
	2010	10,679	10,800	1,287	—	14,700	69,410	106,876
David W. Beck, Jr.	2012	16,481	9,120	1,227	—	15,000	71,894	113,721
	2011	10,044	8,700	1,197	—	14,700	56,250	90,891
	2010	11,193	7,800	1,638	—	14,700	80,685	116,016
Richard Kardys	2012	11,703	9,000	1,166	—	15,000	71,444	108,312
	2011	9,127	8,520	618	—	14,700	56,250	89,215
	2010	9,432	7,800	1,170	—	14,700	80,685	113,787
Paul Bracher	2012	5,016	9,000	798	—	15,000	57,139	86,953
	2011	4,493	8,520	798	—	14,700	41,250	69,761
	2010	4,267	7,800	1,092	—	14,700	57,178	85,037

1.	Amounts shown include the following perquisites, as applicable:

•	Personal Financial Planning Services;

•	Physical Examinations;

•	Home Security Services;

•	Club Memberships; and

•	Aircraft Usage.

Imputed Income rates associated with aircraft usage are determined using the Standard Industry Fare Level (SIFL).

2.	Cullen/Frost contributions to the Thrift Incentive Plan.

3.	Represents premiums paid on a $1,000,000 Executive Life Insurance Policy on Mr. Evans.

4.	Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan. Contributions for 2012 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made on March 14, 2012 and were based on 2011 earnings.

2012 Grants of Plan-Based Awards

The following tables provide information concerning non-equity awards for 2012 paid in February 2013 under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers) and each grant of an equity award made to a Named Executive Officer in 2012 under the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan:

2012 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Grant Date Fair Value of All Other Stock Awards $	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Grant Date Fair Value of All Other Option Awards $	Exercise or Base Price of Option Awards ($/Sh)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard W.Evans, Jr.	10/23/2012	—	774,000	—	—	—	—	19,480	1,062,829	65,010	772,969	54.56
Phillip D. Green	10/23/2012	—	273,000	—	—	—	—	4,770	260,251	15,900	189,051	54.56
David W. Beck, Jr.	10/23/2012	—	201,000	—	—	—	—	3,900	212,784	13,020	154,808	54.56
Richard Kardys	10/23/2012	—	200,000	—	—	—	—	3,580	195,325	11,940	141,967	54.56
Paul Bracher	10/23/2012	—	200,000	—	—	—	—	3,140	171,318	10,490	124,726	54.56

1.	Amounts shown represent the grant date fair value of restricted stock awards and restricted stock unit awards granted on October 23, 2012, which fully vest on the fourth anniversary of their grant date. The grant date fair value was $54.56 per share of restricted stock or restricted stock unit, which was the closing price of Cullen/Frost’s stock that day. Dividends are paid on awards of restricted stock at the same rate paid to all other stockholders generally, which was $0.46 per share in the first quarter of 2012 and $0.48 per share in the second, third and fourth quarters of 2012. Dividend-equivalent Payments are paid on awards of restricted stock units at the same rate as dividends paid to stockholders generally.

2.	Amounts shown represent the grant date fair value of stock option awards granted on October 23, 2012 at the closing price of Cullen/Frost’s stock that day of $54.56. These options vest 25% per year beginning on the first anniversary of their grant date. The grant date fair value of stock options awarded to the Named Executive Officers in 2012 was $11.89 per share. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the associated assumptions used in the valuation of stock option awards.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth outstanding equity awards held by each of the officers named in the Summary Compensation Table as of December 31, 2012:

Outstanding Equity Awards at Fiscal Year-End Table 2012

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Award Vesting Date

Richard W. Evans, Jr.	10/19/2005	55,000	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	55,000	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	80,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	80,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	43,552	14,518	—	50.64	10/20/19	—	—	—	—	—
	10/26/2010	29,034	29,036	—	52.46	10/26/20	22,320	1,211,306	—	—	10/26/14
	10/25/2011	18,987	56,963	—	48.00	10/25/21	22,320	1,211,306	—	—	10/25/15
	10/23/2012	—	65,010	—	54.56	10/23/22	19,480	1,057,180	—	—	10/23/16

							64,120	3,479,792
Phillip D. Green	10/19/2005	13,500	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	13,500	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	20,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	20,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	10,657	3,553	—	50.64	10/20/19	5,460	296,314	—	—	10/20/13
	10/26/2010	7,104	7,106	—	52.46	10/26/20	5,460	296,314	—	—	10/26/14
	10/25/2011	4,645	13,935	—	48.00	10/25/21	5,460	296,314	—	—	10/25/15
	10/23/2012	—	15,900	—	54.56	10/23/22	4,770	258,868	—	—	10/23/16

							21,150	1,147,811
David W. Beck, Jr.	10/19/2005	12,300	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	12,300	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	15,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	15,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	8,730	2,910	—	50.64	10/20/19	4,470	242,587	—	—	10/20/13
	10/26/2010	5,820	5,820	—	52.46	10/26/20	4,470	242,587	—	—	10/26/14
	10/25/2011	3,805	11,415	—	48.00	10/25/21	4,470	242,587	—	—	10/25/15
	10/23/2012	—	13,020	—	54.56	10/23/22	3,900	211,653	—	—	10/23/16

							17,310	939,414
Richard Kardys	10/19/2005	10,500	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	10,500	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	15,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	15,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	7,995	2,665	—	50.64	10/20/19			—	—	—
	10/26/2010	5,330	5,330	—	52.46	10/26/20	4,100	222,507	—	—	10/26/14
	10/25/2011	3,487	10,463	—	48.00	10/25/21	4,100	222,507	—	—	10/25/15
	10/23/2012	—	11,940	—	54.56	10/23/22	3,580	194,287	—	—	10/23/16

							11,780	639,301
Paul Bracher	10/19/2005	8,200	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	8,200	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	13,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	13,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	7,020	2,340	—	50.64	10/20/19	3,600	195,372	—	—	10/20/13
	10/26/2010	4,680	4,680	—	52.46	10/26/20	3,600	195,372	—	—	10/26/14
	10/25/2011	3,062	9,188	—	48.00	10/25/21	3,600	195,372	—	—	10/25/15
	10/23/2012	—	10,490	—	54.56	10/23/2022	3,140	170,408	—	—	10/23/16

							13,940	756,524

1.	All options vest 25% per year beginning on the first anniversary of their grant date. Vesting dates for the various stock option grants shown above are as follows:

Grant Date	Portion Vesting		Vesting Date
10/19/2005	25 25 25 25	% % % %	10/19/2006 10/19/2007 10/19/2008 10/19/2009
10/24/2006	25 25 25 25	% % % %	10/24/2007 10/24/2008 10/24/2009 10/24/2010
10/22/2007	25 25 25 25	% % % %	10/22/2008 10/22/2009 10/22/2010 10/22/2011
10/21/2008	25 25 25 25	% % % %	10/21/2009 10/21/2010 10/21/2011 10/21/2012
10/20/2009	25 25 25 25	% % % %	10/20/2010 10/20/2011 10/20/2012 10/20/2013
10/26/2010	25 25 25 25	% % % %	10/26/2011 10/26/2012 10/26/2013 10/26/2014
10/25/2011	25 25 25 25	% % % %	10/25/2012 10/25/2013 10/25/2014 10/25/2015
10/23/2012	25 25 25 25	% % % %	10/23/2013 10/23/2014 10/23/2015 10/23/2016

2.	All restricted stock awards and restricted stock units fully vest on the fourth anniversary of their grant date. In the case of the restricted stock awards, should the Named Executive Officer reach the age of 65, the unvested shares vest immediately to coincide with the tax liability associated with the awards. In the case of the restricted stock units and only the units, should the Named Executive Officer retire at or above the age of 65, the units will vest at the earlier of four years from the grant date or three years from the date of retirement. As discussed previously, beginning in 2010, Named Executive Officers having attained the age of 60 on or before the time of grant, are awarded Restricted Stock Units as opposed to Restricted Shares.

2012 Option Exercises and Stock Vested

The following table sets forth the value realized by each of the officers named in the Summary Compensation Table in 2012 as a result of the vesting of stock awards in 2012. There were no exercises of stock options by any of the Named Executive Officers in 2012.

Option Exercises and Stock Vested Table 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard W. Evans, Jr.	—	—	—	—
Phillip D. Green	—	—	6,000	328,800
David W. Beck, Jr.	—	—	5,300	290,440
Richard Kardys	—	—	—	—
Paul Bracher	—	—	4,000	219,200

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

The Named Executive Officers did not transfer any awards for value.

2012 Post-Employment Benefits

Pension Benefits

The following table details the defined benefit plans in which each of the officers named in the Summary Compensation Table in 2012 participates:

Pension Benefits Table 2012

Name	Plan Name	Number of Years of Credited Service(2) #	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)
Richard W. Evans, Jr. Phillip D. Green David W. Beck, Jr. Richard Kardys Paul Bracher	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	30.8334	976,553	—
		21.4167	527,219	—
		25.5833	765,272	—
		24.8334	809,235	55,755
		20.3334	458,184	—

Richard W. Evans, Jr. Phillip D. Green David W. Beck, Jr. Richard Kardys Paul Bracher	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers,	30.8334	4,531,011	—
		21.4167	720,204	—
	Inc. and its Affiliates (as amended and restated)(1)(4)	25.5833	846,650	—
		24.8334	680,717	46,713
		20.3334	267,245	—

Richard W. Evans, Jr.	Cullen/Frost Bankers, Inc. Supplemental Executive Retirement Plan(4)	41.7500	2,156,737	—

1.	This plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

2.	Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

3.	See Note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

4.	Under the terms of the Retirement Plan, all of the Named Executive Officers are eligible for early retirement. Eligibility for early retirement is defined as age 55 or older with five years of service.

Profit Sharing Plan

On January 1, 2002, Cullen/Frost adopted a qualified profit sharing plan that replaced its defined benefit plan. The Profit Sharing Plan is a tax-qualified defined contribution retirement plan that covers all employees, including the Named Executive Officers, who have completed at least one year of service, are age 21 or older, and are otherwise eligible for benefits. All contributions to the plan are made at the discretion of the Chief Executive Officer based upon Cullen/Frost’s fiscal year profitability, and are not formula driven. Contributions are allocated to eligible participants pro rata, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus percentage adjustments for certain age levels. In addition, for those employees who attained the age of 45 prior to January 1, 2002 and who were participants in the now frozen Retirement Plan, an additional contribution, subject to IRS limits, is made based on age and years of service. Plan participants self-direct the investment of allocated contributions by choosing from a menu of investment options. Account assets are subject to withdrawal restrictions and participants vest in their accounts after three years of service. There were no distributions made during 2012 to the Named Executive Officers from the Profit Sharing Plan.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees whose participation in the tax-qualified Profit Sharing Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the Profit Sharing Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the Profit Sharing Plan. There were no distributions made during 2012 to the Named Executive Officers from the Profit Sharing Restoration Plan.

Retirement Plan

The tax-qualified Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first. Richard Kardys is the only Named Executive Officer who received payments under this plan and the accompanying Retirement Restoration Plan in 2012. Mr. Kardys commenced his benefits under this plan upon attaining the age of 65 during 2011.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those named employees whose participation in the Retirement Plan is limited by IRS rules.

SERP

Cullen/Frost maintains a nonqualified Supplemental Executive Retirement Plan (SERP) to provide target retirement benefits, as a percentage of annual cash compensation, defined as base salary earnings plus bonus earnings, beginning at age 55 for Mr. Evans. The target percentage is 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement Plan, the Retirement Restoration Plan, and any Social Security benefits. SERP benefits will also be reduced by the annuity equivalent of any account balance in the Profit Sharing Plan and the Profit Sharing Restoration Plan at retirement.

401(k) Plan

Cullen/Frost maintains a 401(k) plan (the “401(k) Plan”) that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 20% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) Plan.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive plan for certain employees whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. Amounts are distributed to participants at the end of each calendar year.

Nonqualified Deferred Compensation Plan

In order to help preserve Cullen/Frost’s tax deduction under Section 162(m) of the Internal Revenue Code, the Committee has approved a nonqualified Deferred Compensation Plan for the Chief Executive Officer and the next three highest paid executive officers, other than the Chief Financial Officer, of Cullen/Frost (the “Covered Employees”). This plan requires that certain components of the compensation of a Covered Employee that would exceed the deductible amount under Section 162(m) of $1,000,000 be deferred until the plan year after he or she ceases to be a Covered Employee or until his or her death or disability. Interest is accrued for account balances in this plan at prime rate. Mr. Evans is the only Covered Employee participating in the plan. Payments made to Mr. Evans under the Bonus Plan for the Chief Executive Officer are excluded from the provisions of Section 162(m). Therefore, during 2012, there were no deferrals made on Mr. Evans’ behalf. Details regarding Mr. Evans’ participation in the plan are set forth in the following table:

2012 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard W. Evans, Jr.	—	—	14,968	—	468,702
Phillip D. Green	—	—	—	—	—
David W. Beck, Jr.	—	—	—	—	—
Richard Kardys	—	—	—	—	—
Paul Bracher	—	—	—	—	—

Potential Payments on Termination

As discussed previously in the Compensation Discussion and Analysis section of this proxy, under the existing change-in-control agreements, each Named Executive Officer could receive severance payments representing a multiple of base salary and target bonus plus a prorated bonus payment if his position were terminated by Cullen/Frost without “Cause” or by the Named Executive Officer for “Good Reason” within two years following a change in control. Multiples are shown below:

Richard W. Evans, Jr.	Three Times
Phillip D. Green	Three Times
David W. Beck, Jr.	Three Times
Richard Kardys	Three Times
Paul Bracher	Two Times

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for three years, and two years in the case of Mr. Bracher, as discussed previously in the Compensation Discussion and Analysis. Where applicable, any potential payments under the change-in-control agreements would be made in compliance with Section 409A of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The existing agreements also provide for a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments and benefits and any accelerated vesting of equity-based awards in connection with a change in control. As shown in the table below, as of December 31, 2012, there would have been no excise tax or related tax gross-up payment made had there been a change in control.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock/restricted stock unit awards will not accelerate upon termination other than in the event of a change in control or in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65.

For calculation purposes the change in control and termination of employment are assumed to have occurred on December 31, 2012, the last business day of the year. The closing price of the stock on December 31, 2012, $54.27, was used to calculate the value of the Unvested Stock Option Spread and the value of the Unvested Restricted Stock Awards and Unvested Restricted Stock Units.

In the event of retirement of a Named Executive Officer, potential payments would consist of:

•	Stock Options that would continue to vest on their original schedule;

•	Restricted Stock Units that would vest on the sooner of their original schedule of four years from grant date or three years from date of retirement;

•	Any retirement benefits commenced by the Named Executive Officer under the

•	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

•	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc and its Affiliates;

•	Profit Sharing Plan;

•	Profit Sharing Restoration Plan; and

•	Supplemental Executive Retirement Plan (applies only to Mr. Evans)

For more detail concerning these potential payments at the time of retirement, see the 2012 Grants of Plan-Based Awards Table, the Holdings of Previously Awarded Equity Table, and the 2012 Post-Employment Benefits discussion above.

Change in Control Payments(5)

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Tax Reimbursement(4)	Other	Total
Richard W. Evans, Jr.	5,676,000	3,942,204	—	28,003	—	—	9,646,207
Phillip D. Green	2,457,000	1,260,941	—	23,537	—	—	3,741,478
David W. Beck, Jr.	2,010,000	1,032,084	—	26,801	—	—	3,068,885
Richard Kardys	2,000,000	724,225	—	19,614	—	—	2,743,839
Paul Bracher	1,400,000	831,098	—	17,321	—	—	2,248,419

1.	The amounts shown above as cash for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys represent the base salary and target bonus multiplied by three plus the prorated target bonus. The amount shown above as cash for Mr. Bracher represents the base salary and target bonus multiplied by two plus the prorated target bonus.

2.	The amounts shown above represent the difference between the grant price and the closing market price on December 31, 2012 on the unvested shares of stock options along with the value of all unvested restricted shares/units as of December 31, 2012 using the closing market price on December 31, 2012 of $54.27.

3.	The amounts shown above represent the value of personal benefits as well as health and welfare benefits multiplied by three times for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys, and multiplied by two times for Mr. Bracher.

4.	Based on the assumptions described above, none of the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the Internal Revenue Code Section 280G safeharbor limit. As a result, the payments and benefits described above would not have been subject to an excise tax under Internal Revenue Code Section 4999. Accordingly, no excise tax gross-up payments would have been payable under the change-in-control agreements.

5.	As discussed in the preceding narrative, all elements of severance pay and benefits available to the Named Executive Officers under the change-in-control agreements are attributable to “double trigger” arrangements with the exception of equity awards, which would experience accelerated vesting due to the “single trigger” of a change-in-control.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all Directors, nominees, and Named Executive Officers of Cullen/Frost as a group:

	Shares Owned(1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent
Richard W. Evans, Jr.	940,145	(3)	1.53%
Phillip D. Green	196,922	(4)	0.32%
David W. Beck, Jr.	92,490		0.15%
Richard Kardys.	223,414		0.36%
Paul H. Bracher	159,041	(5)	0.26%
All Directors, nominees and executive officers as a Group (21 persons).	3,779,030	(6)	6.15%

(1)	Beneficial ownership is stated as of December 31, 2012. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2012: Mr. David W. Beck, Jr. 72,950; Mr. Paul H. Bracher 57,162; Mr. Richard W. Evans, Jr. 361,575; Mr. Phillip D. Green 89,407; Mr. Richard Kardys 67,812, and all Directors, nominees and executive officers as a group 930,793.

(2)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. David W. Beck, Jr. 1,904; Mr. Paul H. Bracher 29,199; Mr. Richard W. Evans, Jr. 54,283 ; Mr. Phillip D. Green 33,062, and Mr. Richard Kardys 32,228.

(3)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Richard W. Evans, Jr. is the sole manager.

(4)	Includes 1,100 shares held by Mr. Green’s wife and 24,485 shares held by trusts for which Mr. Green is the trustee.

(5)	Includes 425 shares held by Mr. Bracher’s son.

(6)	Includes 693,344 shares for which Directors, nominees and executive officers share voting power and investment power with others. Also includes 252,070 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

PRINCIPAL SHAREHOLDERS

At December 31, 2012, the only persons known by Cullen/Frost, based on public filings, to be the beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority				Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None
Cullen/Frost Bankers, Inc.(1)	426,287	9,500	(2)	1,469,814	435,380	5,398	1,464,823	(2)	5,340,371		8.7%
P. O. Box 1600 San Antonio, Texas 78296
BlackRock Inc.	3,219,523	—		—	3,219,523	—	—		3,219,523	(3)	5.24%
40 East 52nd Street New York, New York 10022
FMR LLC	24,436	—		—	3,182,036	—	—		3,182,036		5.177%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of various of its nominees are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 3,434,770 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

(3)	Based upon information in Schedule 13G filed on February 8, 2013, reporting ownership as of December 31, 2012.

(4)	Based upon information in Schedule 13G filed on February 14, 2013, reporting ownership as of December 31, 2012.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Some of the Directors and executive officers of Cullen/Frost, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2012, certain transactions, including borrowings, between these persons and such subsidiaries have occurred. In particular, the offices of the Hulen Financial Center of Frost Bank in Fort Worth, Texas are leased on a long-term basis from 4200 S. Hulen Partners, L.P. of which Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 13.3% interest and is the managing general partner. These offices were the headquarters of Overton Bancshares, Inc., which Cullen/Frost acquired in 1998. Cullen/Frost assumed this lease in the acquisition and has maintained it since. During 2012, lease payments of $901,632 were made by Frost Bank and Frost Insurance Agency, Inc. to 4200 S. Hulen Partners, L.P. The lease payments payable in the future through the end of lease term are $3,114,470. Also, the offices of the North Hulen Motor Bank of Frost Bank in Forth Worth, Texas are leased on a long-term basis from Edwards Geren Limited, a Texas limited partnership, of which Mr. Crawford H. Edwards, a Director of Cullen/Frost, is a partner and general manager with a 0.593% interest. During 2012, lease payments of $34,100.00 were made by Frost Bank to Edwards Geren Limited. The lease payments payable in the future through the end of lease term are $246,617. Additionally, two siblings of Patrick B. Frost serve in non-executive positions of Frost Bank and received cash compensation in 2012 in an aggregate amount of approximately $526,000. In addition, they received stock option grants with an aggregate grant date fair value of approximately $125,000. The compensation of Mr. Frost’s siblings is in accordance with the company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationships of his siblings nor do any of them share a household with Mr. Frost. In the opinion of management, all of the foregoing transactions, including borrowings, have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Cullen/Frost to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•

whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairperson of the Committee, participate in some or all of the Committee’s discussions of the transaction.

APPROVAL OF THE 2005 OMNIBUS INCENTIVE PLAN

AS AMENDED AND RESTATED

(Item 2 On Proxy Card)

In 2005, the shareholders approved the establishment of the Cullen/Frost’s 2005 Omnibus Incentive Plan (the “Plan”). The Plan is summarized below. The complete text of the Plan, restated as amended to date and giving effect to the further amendment described below (the “Amendment”), is attached as Annex A. The purpose of the Plan is to enable the Company and its subsidiaries and affiliates to retain and motivate key employees, and to encourage stock ownership by such key employees, by providing them with a means to acquire and increase their proprietary interest in the success of the Company.

The Board of Directors believes that the Plan is a key element of the Company’s executive compensation program intended to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance ownership opportunities, and to increase shareholder value. In order to ensure that there will be sufficient shares available for grant under the Plan, the Board of Directors has unanimously approved, subject to shareholder approval, the Amendment. The Amendment is summarized below. The Amendment is reflected in the amended and restated Plan attached as Annex A.

The Plan permits grants of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, cash-based awards, other stock-based awards and substitute awards.

In general, the Plan permits certain awards to be considered “qualifying performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of remuneration in excess of $1,000,000 paid by a public corporation to certain “covered employees” unless it is “qualifying performance-based compensation.” Under regulations promulgated pursuant to Section 162(m), at least three conditions must be satisfied in order for compensation to qualify as performance-based: (i) the compensation must be payable on account of the attainment of one or more pre-established, objective performance goals, (ii) the material terms of the compensation and the performance goals must be disclosed to and approved by shareholders before payment and (iii) a committee of the board of directors that is comprised solely of two or more “outside directors” must certify that the performance goals have been satisfied before payment. By approving the Plan, Cullen/Frost shareholders will be approving, among other things, the performance goals and the material terms of the Plan, as amended. Notwithstanding the adoption of the Plan and its submission to shareholders, the Company reserves the right to pay its employees, including participants in the Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

Performance goals may vary from participant to participant, group to group and period to period. The performance goals for awards granted under the Plan that are intended to constitute qualified performance-based compensation will be based upon one or more of the following:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net sales or revenue growth;

•	net operating profit;

•	return measures (including but not limited to return on assets, capital, invested capital, equity, sales or revenue);

•	cash flow (including but not limited to operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including but not limited to growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	market share;

•	customer satisfaction;

•	working capital targets;

•	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

•	performance against budget.

The Compensation and Benefits Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met. The Compensation and Benefits Committee may provide in an award that any evaluation of performance may include or exclude any of the following events that occur during the applicable performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax laws, accounting principles or other laws or provisions affecting reporting results;

•	reorganization and restructuring programs;

•

extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year;

•	acquisitions or divestitures; and

•	foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Compensation and Benefits Committee has the discretion to adjust such awards downward. In addition, the Compensation and Benefits Committee has the discretion to make awards that do not qualify as performance-based compensation.

SUMMARY DESCRIPTION OF THE AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN

Increase in Share Authorization

The Plan currently authorizes 7,310,725 shares of the Company’s Common Stock for issuance, of which 706,340 remain available for grant. Of the shares authorized, no more than 489,000 of such shares may be granted pursuant to full value awards, which are awards settled in shares other than ISOs, NQSOs and SARs, and 41,970 of such shares remain available for grant. In addition, the Plan limits the number of shares that may be granted pursuant to ISOs to 7,310,725 shares, of which 706,340 shares remain available for grant. In order to ensure that there will be sufficient shares for grant under the Plan in future years, the Amendment increases the total number of shares authorized for issuance by 2,293,660 shares, of which 300,000 shares may be granted pursuant to full value awards. Of the 9,604,385 shares authorized under the Plan pursuant to the Amendment, no more than 789,000 shares may be granted pursuant to full value awards, and no more than 9,604,385 shares may be granted pursuant to ISOs.

SUMMARY DESCRIPTION OF THE EXISTING 2005 OMNIBUS INCENTIVE PLAN

Administration of the Plan

The Compensation and Benefits Committee of the Board is responsible for administering the Plan and has the discretionary power to:

•	interpret the terms and intent of the Plan and any Plan-related documentation;

•	determine eligibility for awards and the terms and conditions of awards; and

•	adopt Plan-related rules, regulations, forms, instruments, and guidelines.

Determinations of the Compensation and Benefits Committee made under the Plan are final and binding. The Compensation and Benefits Committee may delegate its administrative duties and powers under the Plan to one or more of its members or to one or more officers, agents or advisors of the Company and its subsidiaries and affiliates. The Committee may also delegate to one or more officers the power to designate other employees (other than executive officers) to be recipients of awards.

Eligibility and Participation

Employees of the Company and its subsidiaries and affiliates who are selected by the Compensation and Benefits Committee will be eligible to participate in the Plan. There are currently approximately 300 eligible employees.

Shares Available for Awards

The maximum number of shares currently authorized under the Plan is 7,310,725 shares of the Company’s Common Stock. Of the shares available, no more than 489,000 of such shares may be granted pursuant to full value awards, which are awards settled in shares other than ISOs, NQSOs and SARs. These amounts would be increased pursuant to the Amendment, as described under Summary Description of the Amendment to the 2005 Omnibus Incentive Plan, above.

Shares covered by an award are counted against the shares available under the Plan only to the extent that such shares are issued. However, the full number of SARs granted that are to be settled by the issuance of shares are counted against the shares available under the Plan, regardless of the number of shares actually issued upon the settlement of such SARs. Shares related to awards that are (i) terminated by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, (ii) settled for cash in lieu of shares or (iii) exchanged with the Compensation and Benefits Committee’s permission, prior to the issuance of shares, for awards not involving shares, will, in each case, be available again for grant under the Plan.

Limits on Awards

The Plan imposes annual per-participant award limits, as follows:

•

The maximum number of shares of Company Common Stock subject to stock options that may be granted to a participant in a calendar year is 400,000 plus the participant’s unused limit for stock options as of the end of the prior year. (If the participant did not receive any stock options in the prior year, the maximum number of shares of Company Common Stock subject to stock options that may be granted to a participant in the current calendar year is 800,000.)

•

The maximum number of shares of Company Common Stock subject to SARs that may be granted to a participant in a calendar year is 400,000 plus the participant’s unused limit for SARs as of the end of the prior year. (If the participant did not receive any SARs in the prior year, the maximum number of shares of Company Common Stock subject to SARs that may be granted to a participant in the current calendar year is 800,000.)

•

The maximum number of shares of restricted stock or restricted stock units that may be granted to a participant in a calendar year is 150,000 plus the participant’s unused limit for restricted stock or restricted stock units as of the end of the prior year. (If the participant did not receive any restricted stock or restricted stock units in the prior year, the maximum number of restricted stock or restricted stock units that may be granted to a participant in the current calendar year is 300,000.)

•

The maximum number of performance shares or performance units that may be granted to a participant in a calendar year is 150,000 shares or the value of 150,000 shares determined as of the date of vesting or payout, as applicable, plus the participant’s unused limit for performance shares or performance units as of the end of the prior year. (If the participant did not receive any performance shares or performance units in the prior year, the maximum number of performance shares or performance units or the value of shares determined as of the date of vesting or payout, as applicable, that may be granted to a participant in the current calendar year is 300,000.)

•

The maximum amount of cash-based awards that may be granted to a participant in a calendar year is $2,000,000 plus the participant’s unused limit for cash-based awards as of the end of the prior year. (If the participant did not receive any cash-based awards in the prior year, the maximum amount of cash-based awards that may be granted to a participant in the current calendar year is $4,000,000.)

•

The maximum number of shares of Company Common Stock subject to other stock-based awards that may be granted to a participant in a calendar year is 150,000 plus the participant’s unused limit for other stock-based awards as of the end of the prior year. (If the participant did not receive any shares of Common Stock subject to other stock-based awards in the prior year, the maximum number of shares of Common Stock subject to other stock-based awards that may be granted to a participant in the current calendar year is 300,000.)

The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by the Compensation and Benefits Committee to reflect stock dividends, stock splits, reverse stock splits, and other corporate events or transactions, other than normal cash dividends.

Types of Awards

Under the Plan, the Compensation and Benefits Committee may grant various types of awards. A description of each of the types of awards is set forth below.

Stock Options

The Plan permits the Compensation and Benefits Committee to grant options to purchase the Company’s Common Stock. Stock options can be both ISOs and NQSOs. The exercise price for stock options cannot be less than the fair market value of the Company’s Common Stock on the date of grant. Fair market value under the Plan may be determined by reference to market prices on a particular trading day or on an average of trading days. The exercise price may be paid with cash or its equivalent or, subject to the sole discretion of the Compensation and Benefits Committee, with previously acquired shares of Company Common Stock, by means of a broker-assisted exercise or by other means approved by the Compensation and Benefits Committee. The expiration date for stock options cannot be later than the tenth anniversary of the date of grant.

Stock Appreciation Rights

The Compensation and Benefits Committee may grant SARs under the Plan, either alone or in tandem, with stock options. The grant price of a SAR cannot be less than the fair market value of the Company’s Common

Stock on the date of grant. The grant price of a SAR granted in tandem with a stock option will be the same as the exercise price of the tandem option. SARs cannot be exercised later than the tenth anniversary of the date of grant.

Freestanding SARs may be exercised on such terms as the Compensation and Benefits Committee determines, and tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of a SAR, the holder will receive shares of Company Common Stock that are equal in value to the difference between the fair market value of the Company Common Stock subject to the SAR, determined as described above, and the grant price.

Restricted Stock and Restricted Stock Units

Under the Plan, the Compensation and Benefits Committee may award shares of restricted stock and restricted stock units. Restricted stock awards consist of shares of Company Common Stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units are awards that result in a transfer of shares of Company Common Stock, cash or a combination thereof to the participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current shareholder of the Company and is entitled to dividend and voting rights, whereas a holder of restricted stock units is treated as a shareholder only to the extent that shares of Company Common Stock are delivered in the future. The Compensation and Benefits Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Shares and Performance Units

The Compensation and Benefits Committee may grant performance shares and performance units under the Plan. Performance shares will have an initial value that is based on the fair market value of the Company’s Common Stock on the date of grant. Performance units will have an initial value that is determined by the Compensation and Benefits Committee. Generally, performance shares and performance units may be paid in the form of shares of Company Common Stock, cash or a combination thereof, as determined by the Compensation and Benefits Committee.

Performance shares and performance units will be earned only if performance goals are met over performance periods established by or under the direction of the Compensation and Benefits Committee. The performance goals may vary from participant to participant, group to group and period to period.

Cash-Based Awards

The Plan permits the Compensation and Benefits Committee to grant cash-based awards. The terms and conditions of the awards, including whether vesting is dependent upon the achievement of specific performance goals, will be determined by the Compensation and Benefits Committee. Payment under any cash-based award will be made in Company Common Stock or cash, as determined by the Compensation and Benefits Committee.

Other Stock-Based Awards

Under the Plan, the Compensation and Benefits Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than stock options, SARs, restricted stock, restricted stock units or performance shares. The terms and conditions of each other stock-based award will be determined by the Compensation and Benefits Committee. Payment under any other stock-based awards will be made in Company Common Stock or cash, as determined by the Compensation and Benefits Committee.

Substitute Awards

If the Company or a subsidiary acquires or combines with another company, the Compensation and Benefits Committee may grant substitute awards in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards. The terms and conditions of each substitute award will be determined by the Compensation and Benefits Committee. Payment under any substitute award will be made in Company Common Stock or cash, as determined by the Compensation and Benefits Committee.

Transferability and Other Terms of Awards

The Plan provides that neither ISOs nor, except as the Compensation and Benefits Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, an ISO and, except as the Compensation and Benefits Committee may determine, other nontransferable awards requiring exercise, may be exercised only by the recipient.

If provided in an award agreement, a participant’s rights to an award may be subject to the participant agreeing not to compete with the Company or its subsidiaries or affiliates, and not to solicit the business or employees of the Company or its subsidiaries or affiliates. In addition, participants may be subject to nondisclosure and nondisparagement requirements. A breach of these restrictions may result in cancellation of awards or the recovery by the Company of gain realized under awards.

To comply with applicable law in other countries in which the Company and its subsidiaries and affiliates operate or may operate or have employees, the Compensation and Benefits Committee may modify the terms of awards made to such participants or establish a subplan for such participants.

Amendment of Awards or Plan

The Compensation and Benefits Committee may at any time alter, amend, modify, suspend, or terminate an outstanding award or the Plan in whole or in part. No amendment of an outstanding award may adversely affect the rights of a participant under the award without his or her consent, unless specifically provided for in the Plan. No amendment of the Plan will be made without shareholder approval if shareholder approval is required by applicable law.

Termination of Employment

The Compensation and Benefits Committee will determine how each award will be treated following termination of the participant’s employment with or service for the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Change of Control of the Company

If there is a change of control of the Company, then, at the time of such change of control, all awards whose exercisability is based on satisfaction of a service obligation will vest and become fully exercisable, and any other equity awards will be treated as determined by the Compensation and Benefits Committee in connection with the grant of such awards.

Furthermore, unless a replacement award is provided to a participant to replace an award upon a change of control, the Compensation and Benefits Committee may determine that any or all outstanding awards granted under the Plan, whether or not then-exercisable, will be cancelled and terminated, and that the participant holding such cancelled or terminated award will receive a cash payment (or shares, other securities or a combination of cash, shares and other securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a share of Company Common Stock in connection with such transaction and the purchase price per share, if any, under the award multiplied by the number of shares of Company Common Stock subject to the award. However, if such product is zero or less or to the extent that the award is not then exercisable, the award will be cancelled and terminated without any payment. Alternatively, the Compensation and Benefits Committee may provide that the period to exercise stock options or SARs granted under the Plan will be extended, but not beyond the expiration date of such stock options or SARs.

An award qualifies as a replacement award if it meets all the following conditions:

•	it has a value at least equal to the value of the replaced award as determined by the Compensation and Benefits Committee in its sole discretion;

•

it relates to publicly traded equity securities of the Company or its successor following the change of control or another entity that is affiliated with the Company or its successor following the change of control; and

•	its other terms and conditions are not less favorable to the participant than the terms and conditions of the replaced award.

A replacement award may take the form of a continuation of the replaced award if the requirements listed above are met. The Compensation and Benefits Committee, as constituted immediately before the change of control, in its sole discretion, will determine whether the requirements for a replacement award are satisfied.

Under the Plan, a change of control may be triggered if:

•	a person becomes the beneficial owner of 20% or more of the Company’s then-outstanding securities eligible to vote for the election of the Board of Directors;

•

a merger, consolidation or sale of the Company or one of its subsidiaries that requires approval of the Company’s shareholders is consummated, unless, immediately following such transaction, (1) the Company’s shareholders own more than 60% of the surviving corporation’s securities eligible to elect the directors of the surviving corporation, (2) no person beneficially owns 20% or more of the surviving corporation’s securities eligible to elect the directors of the surviving corporation and (3) at least 50% of the directors of the surviving corporation were members of the Board of Directors of the Company prior to the transaction;

•	during a period of two consecutive years, Directors serving on the Board of Directors of the Company at the beginning of such period cease to constitute a majority of the Board; or

•	a liquidation, dissolution or sale of all or substantially all of the Company’s assets is approved.

Certain Federal Income Tax Consequences

Set forth below is a summary of certain federal income tax consequences of the issuance and receipt of stock options under the Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes.

Incentive Stock Options

A participant will not be subject to tax upon the grant of an ISO or upon the exercise of an ISO. However, the excess of the fair market value of the shares of Company Common Stock on the date of exercise over the exercise price paid will be included in a participant’s alternative minimum taxable income. Whether a participant is subject to the alternative minimum tax will depend on the participant’s particular circumstances. The participant’s basis in the shares received will be equal to the exercise price paid, and the participant’s holding period in the shares will begin on the day following the date of exercise.

If a participant disposes of the shares of Company Common Stock on or after the later of (1) the second anniversary of the grant date of the ISO and (2) the first anniversary of the exercise date of the ISO (the “statutory holding period”), the participant will recognize capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the participant’s basis in the shares. If a participant disposes of the shares before the end of the statutory holding period, the participant will have engaged in a “disqualifying disposition.” As a result, the participant will be subject to tax:

•	on the excess of the fair market value of the shares on the exercise date (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income; and

•	on the excess, if any, of the amount realized on the disqualifying disposition over the fair market value of the shares on the exercise date, as capital gain.

If the amount a participant realizes from a disqualifying disposition is less than the exercise price paid (i.e., the participant’s basis) and the loss sustained upon such disposition would otherwise be recognized, a participant will not recognize any ordinary income from such disqualifying disposition and instead the participant will recognize a capital loss. In the event of a disqualifying disposition, the Company or one of its subsidiaries can generally deduct the amount recognized as ordinary income by the participant.

The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (“employment taxes”) do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO.

Nonqualified Stock Options

A participant will not be subject to tax upon the grant of an NQSO. Upon exercise of an NQSO, an amount equal to the excess of the fair market value of the shares of Company Common Stock acquired on the exercise date over the exercise price paid is taxable to the participant as ordinary income, and such amount is generally deductible by the Company or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes. The participant’s basis in the shares of Company Common Stock received will equal the fair market value of the shares on the exercise date, and the participant’s holding period in such shares will begin.

Stock Appreciation Rights

A participant will not be subject to tax upon the grant of a SAR. Upon exercise of a SAR, an amount equal to the cash or the fair market value (measured on the date of exercise) of the shares of Company Common Stock received will be taxable to the participant as ordinary income, and such amount generally will be deductible by the Company or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes.

Restricted Stock and Performance Shares

A participant will not be subject to tax upon receipt of an award of restricted stock or performance shares subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the Plan unless the participant makes the election referred to below. Upon lapse of the restrictions, the participant will recognize ordinary income equal to the fair market value of the shares of Company Common Stock on the date of lapse, and such income will be subject to income tax withholding and employment taxes. The participant’s basis in the shares of

Company Common Stock received will be equal to the fair market value of the shares of Company Common Stock on the date the restrictions lapse, and the participant’s holding period in such shares of Company Common Stock begins on the day after the restrictions lapse. If any dividends are paid on such shares of Company Common Stock prior to the lapse of the restrictions they will be includible in the participant’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

If permitted by the applicable award agreement and the Plan, a participant may elect, within thirty days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares of Company Common Stock awarded, determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If the participant makes this election, the participant’s holding period will begin the day after the date of grant, dividends paid on the shares of Company Common Stock will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the participant upon the lapse of the restrictions. However, if the participant forfeits the restricted Shares before the restrictions lapse, no deduction or capital loss will be available to the participant (even though the participant previously recognized income with respect to such forfeited Shares).

In the taxable year in which the participant recognizes ordinary income on account of shares of Company Common Stock awarded, the Company or one of its subsidiaries generally will be entitled to a deduction equal to the amount of income recognized by the participant. In the event that the restricted shares of Company Common Stock are forfeited by the participant after having made the Section 83(b) election referred to above, the Company or one of its subsidiaries generally will include in its income the amount of its original deduction.

Restricted Stock Units and Performance Units

A participant will not be subject to tax upon the grant of a restricted stock unit or performance unit. Upon vesting of the restricted stock unit or performance unit, the fair market value of the shares of Company Common Stock covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the cash or shares of Company Common Stock underlying the restricted stock units or performance units, the participant will recognize as ordinary income an amount equal to the fair market value (measured on the distribution date) of the shares of Company Common Stock received, and such amount will generally be deductible by the Company or one of its subsidiaries. This amount of income will generally be subject to income tax withholding on the date of distribution. The participant’s basis in any shares of Company Common Stock received will be equal to the fair market value of the shares of Company Common Stock on the date of distribution, and the participant’s holding period in such shares of Company Common Stock will begin on the day following the date of distribution. If any dividend equivalent amounts are paid to a participant, they will be includible in the participant’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Other Federal Income Tax Consequences

In general, under Section 162(m) of the Internal Revenue Code, remuneration paid by a public corporation to its chief executive officer or any of its other top four named executive officers, ranked by pay, is not deductible to the extent it exceeds $1,000,000 for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under shareholder approved plans and that meet certain other requirements, is exempt from the deduction limitation. The Plan has been designed so that the Compensation and Benefits Committee in its discretion may grant qualifying exempt performance-based awards under the Plan.

Under the so-called “golden parachute” provisions of the Internal Revenue Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the corporation.

If any award granted under the Plan is considered deferred compensation under Section 409A of the Internal Revenue Code, then certain requirements must be met to have the deferral be effective for federal tax purposes. These requirements include:

•	time periods for making the election to defer;

•	limitations on distributions; and

•	a prohibition on accelerating the time or schedule of any payment of deferred amounts except in circumstances permitted by the United States Department of the Treasury.

If the requirements set forth above are not met, a participant will immediately be taxed on such purportedly deferred amounts, a penalty of 20% of such amounts deferred after December 31, 2004 will be imposed, and penalty interest will accrue at the underpayment rate plus one percent.

New Plan Benefits

The benefits or amounts under the amended Plan that will be received by or allocated to the Company’s CEO, other named executive officers and employees who are not executive officers are discretionary and, accordingly, are not presently determinable. If the Amendment had been in effect in 2012, the benefits or amounts received by or allocated to such persons would have been identical to the benefits or amounts actually received by or allocated to such persons under the Plan, as set forth in the table below.

Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan

Name and Position	Number of Stock Options	Dollar Value of Stock Options(1)	Shares of Restricted Stock	Dollar Value of Restricted Stock	Other Stock- Based Awards	Dollar Value of Other Stock- Based Awards
Richard W. Evans, Jr.	65,010	$772,969	19,480	$1,062,829	—	—
Phillip D. Green	15,900	$189,051	4,770	$260,251	—	—
David W. Beck, Jr.	13,020	$154,808	3,900	$212,784	—	—
Richard Kardys	11,940	$141,967	3,580	$195,325	—	—
Paul Bracher	10,490	$124,726	3,140	$171,318	—	—
All executive officers as a group (10 people)	163,980	$1,949,722	49,130	$2,680,533	—	—
All non-executive directors as a group (11 people)	—	—	—	—	—	—
Non-executive officer employees as a group	606,800	$6,581,530	—	—	—	—

(1)	Amounts shown represent the grant date fair value of stock options granted.

ADDITIONAL INFORMATION REGARDING CULLEN/ FROST’S EQUITY COMPENSATION PLANS

The Company currently maintains equity compensation plans. Information regarding stock-based compensation awards outstanding and available for future grants as of December 31, 2012, segregated between stock-based compensation plans approved by shareholders and stock-based compensation plans not approved by shareholders, is presented in the table below. The information with respect to the total number of shares available for future grants set forth in the table includes 706,340 shares available for future grant under the 2005 Plan and 451,073 shares available for future grant under the Cullen/ Frost Bankers, Inc. 2007 Outside Directors Incentive Plan. Of the 451,073 shares available for grant under the 2007 Outside Directors Incentive Plan, 22,276 are available to be granted as full value awards. The table does not show the effect of the Amendment.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Awards	Weighted-Average Exercise Price of Outstanding Awards	Number of Shares Available for Future Grants
Plans approved by shareholders	5,513,516	$51.94	1,157,413
Plans not approved by shareholders	—	—	—

Total	5,513,516	$51.94	1,157,413

OTHER MATTERS

The closing price of the Company’s Common Stock reported by the New York Stock Exchange Composite Transactions Reporting System for March 6, 2013, was $60.79 per share.

The Board of Directors recommends a vote “for” approval of the Plan, as amended.

SELECTION OF AUDITORS

(Item 3 On Proxy Card)

The Board of Directors recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees incurred by Cullen/Frost to Ernst & Young LLP.

Fees Incurred By Independent Auditors

	2012	2011
Audit Fees(1)	$852,776	$809,070
Audit-Related Fees(2)	$184,540	$125,775
Tax Fees(3)	$193,217	$48,425
All Other Fees	$0	$0

Total Fees	$1,230,533	$983,270

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Trust Department operations.

(3)	Tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of Federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION

(Item 4 On Proxy Card)

Section 14A of the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that issuers permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives at least every three years. The Board of Directors has determined that, consistent with the nonbinding resolution adopted by the shareholders at the 2011 annual meeting of shareholders, this vote should take place every year.

The proposal gives shareholders the opportunity to vote for or against the following resolution:

“RESOLVED, that the compensation paid to the Cullen/Frost Bankers, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote is advisory, which means it will not be binding upon the Board of Directors and will not overrule any decision by the Board of Directors. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We encourage you to carefully review the “Compensation Discussion and Analysis” and “2012 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent Directors, in consultation with a leading human resources consulting firm, oversees our executive compensation program. (For more information regarding the Compensation and Benefit Committee’s use of consultants, please see Role of Compensation Consultants on page 16, above.) The Committee continually monitors our policies to ensure that they continue to reward executives for results that are consistent with shareholder interests and strong risk management.

Our Board of Directors and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board of Directors recommends you vote “FOR” this Proposal 4.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of: (i) the integrity of Cullen/Frost’s financial statements; (ii) Cullen/Frost’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at www.frostbank.com or in print by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. The Committee met six times in 2012. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of Cullen/Frost’s annual consolidated financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.

Ruben M. Escobedo, Committee Chairman

Royce S. Caldwell

David J. Haemisegger

Richard M. Kleberg, III

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission and the NYSE relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2012.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2014 Annual Meeting of Shareholders (currently scheduled to be held on April 24, 2014), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 19, 2013. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2014 Annual Meeting, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 24, 2014 meeting, the date on which the 2014 Annual Meeting is currently scheduled, notice is required no earlier than January 24, 2014 and no later than February 23, 2014). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2014 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 20, 2013

A copy of Cullen/Frost’s 2012 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Greg Parker, 100 West Houston Street, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee, by writing to the same address. In addition, copies are available on Cullen/Frost’s website at www.frostbank.com.

ANNEX A

CULLEN/FROST BANKERS, INC.

2005 OMNIBUS INCENTIVE PLAN, AS AMENDED AND RESTATED

Article 1.    Establishment, Purpose, and Duration

.0	Establishment. Cullen/Frost Bankers, Inc. (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2005 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon stockholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

.1	Purpose of this Plan. The purpose of this Plan is to enable the Company and its Subsidiaries and Affiliates to retain and motivate key employees, and to encourage stock ownership by such key employees, by providing them with a means to acquire and increase their proprietary interest in the success of the Company.

.2	Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no new Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board or (b) the Effective Date.

Article 2.    Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

.2	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

.3	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

.4	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards, or Substitute Awards, in each case subject to the terms of this Plan.

.5	“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award.

.6	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

.7	“Board” or “Board of Directors” means the Board of Directors of the Company.

.8	“Cash-Based Award” means an Award granted to a Participant as described in Article 10.

.9	“Change of Control” means any of the following events:

(a)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (b) below) in which Company Voting Securities are acquired from the Company, if a majority of the incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change of Control under this paragraph (a);

(b)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(c)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or (b) of this section) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company

Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then occur.

.10	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

.11	“Committee” means the Compensation and Benefits Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan; provided that the Committee shall consist of three or more directors, each of whom is (1) an “independent” director under the New York Stock Exchange’s listing requirements, (2) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (3) an “outside director” within the meaning of Section 162(m) of the Code and the applicable regulation thereunder. However, if a member of the Committee does not meet each of the foregoing requirements, the Committee may delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Executive Compensation and Development Committee’s delegation. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.

.12	“Company” means Cullen/Frost Bankers, Inc. and any successor thereto as provided in Article 19 herein.

.13	“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

.14	“Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

.15	“Effective Date” has the meaning set forth in Section 1.1.

.16	“Employee” means any person designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

.18	“Extraordinary Items” means (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

.19	“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion.

Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low, closing bid and asked, or opening and closing prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award. Notwithstanding anything to the contrary, the Committee’s determination of FMV for the exercise price for stock options and SARs, shall be consistent with the meaning of “fair market value” under Section 409A of the Code.

.20	“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

.21	“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

.22	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

.23	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

.24	“Net Income” means the consolidated net income before taxes for a Plan Year, as reported in the Company’s annual report to stockholders or as otherwise reported to stockholders.

.25	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

.26	“Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows.

.27	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

.28	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

.29	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

.30	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

.31	“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

.32	“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

.33	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

.34	“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

.35	“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

.36	“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

.37	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

.38	“Plan” means the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan.

.39	“Plan Year” means the calendar year.

.40	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

.41	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

.42	“Share” means a share of common stock of the Company, $.01 par value per share.

.43	“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

.44	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

.45	“Substitute Awards” means grants by the Company of Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Stock-Based Awards, in compliance with Section 409A of the Code, in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

.46	“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

.47	“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.    Administration

.1	General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

.2	Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement and, subject to Article 17, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

.3	Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) only the Committee may select and grant Awards to Participants who are Covered Employees or who are subject to Section 16 of the Exchange Act; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.    Shares Subject to this Plan and Maximum Awards

.1	Number of Shares Available for Awards.

(a)	Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for grant to Participants under this Plan on or after the Effective Date (the “Share Authorization”) shall be nine million six hundred four thousand three hundred eighty-five (9,604,385) Shares.

(b)	Of the Shares reserved for grant under Section 4.1(a) of this Plan, no more than seven hundred eighty-nine thousand (789,000) of the reserved Shares may be granted pursuant to Full Value Awards.

(c)	Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be granted in the aggregate under this Plan, the maximum number of Shares that may be issued pursuant to ISOs shall be nine million six hundred four thousand three hundred eighty-five (9,604,385) Shares.

.2	Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued; provided, however, that the following Shares may not again be made available for issuance as awards under this plan: (a) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option; (b) Shares used to pay the exercise price or withholding taxes related to an outstanding Award; or (c) Shares repurchased on the open market with the proceeds of the Option Price. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. The Shares available for grant under this Plan may be authorized and unissued Shares or treasury Shares.

.3	Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be four hundred thousand (400,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Options as of the close of the previous Plan Year.

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be four hundred thousand (400,000) plus the amount of the Participant’s unused applicable Annual Award Limit for SARs as of the close of the previous Plan Year.

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Restricted Stock or Restricted Stock Units as of the close of the previous Plan Year.

(d)	Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be one hundred fifty thousand (150,000) Shares, or equal to the value of one hundred fifty thousand (150,000) Shares determined as of the date of vesting or payout, as applicable plus the amount of the Participant’s unused applicable Annual Award Limit for Performance Units or Performance Shares as of the close of the previous Plan Year.

(e)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed two million dollars ($2,000,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Cash-Based Awards as of the close of the previous Plan Year.

(f)	Other Stock-Based Awards: The maximum aggregate grant with respect to other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Other Stock-Based Awards as of the close of the previous Plan Year.

.4	Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Article 5.    Eligibility and Participation

.1	Eligibility. Individuals eligible to participate in this Plan include all Employees.

.2	Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6.    Stock Options

.1	Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary, may only be granted Options to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

.2	Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

.3	Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant except for grants of Substitute Awards.

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Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

.5	Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Options issued in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of this Article, comply with Section 422 of the Code. Accordingly, the aggregate Fair Market Value (determined at the time the Incentive Stock Option was granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed one hundred thousand dollars ($100,000) (or such other limit as may be required by the Code).

.6	Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and (c); or (e) any other method approved or accepted by the Committee in its sole discretion. The Committee, in its sole discretion, shall have the right to suspend payment of the Option Price pursuant to clauses (b), (c), (d) or (e) of the preceding sentence.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

.7	Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

.8	Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares acquired pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7.    Stock Appreciation Rights

.1	Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee; provided however, that no SARs shall be granted that constitute deferred compensation under Section 409A. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. However, an Employee who is employed by an Affiliate and/or Subsidiary may only be granted SARs to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option which may be lower than FMV of the Shares if the Tandem SAR is added to an Option after the grant date of the Option.

.2	SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

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Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

.4	Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

.5	Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

.6	Settlement of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

The payment upon SAR exercise shall be in Shares (determined according to the FMV of a Share on the date of exercise).

.7	Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

.8	Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8.    Restricted Stock and Restricted Stock Units

.1	Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

.2	Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

.3	Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

.4	Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Cullen/Frost Bankers, Inc.

.5	Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

.6	Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

.7	Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.    Performance Units/Performance Shares

.1	Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

.2	Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

.3	Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

.4	Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

.5	Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10.    Cash-Based Awards and Other Stock-Based Awards

.1	Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

.2	Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

.3	Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

.4	Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

.5	Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 11.    Transferability of Awards

.1	Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; Awards shall not be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

.2	Committee Action. The Committee may, in its discretion, upon written request from a Participant, determine that notwithstanding Section 11.1, any or all of the Participant’s Awards (other than ISOs) shall be transferable to and exercisable by a transferee, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, that only the Participant to which the Award had been granted, a “family member” (as defined below in Section 11.4 below) of such Participant, or a charity may be a transferee of such Award. Such a request and determination may be made at the time an Award is granted or at any time thereafter.

.3	Domestic Relations Orders. Without limiting the generality of Section 11.1, and notwithstanding Section 11.2, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

.4	Family Member. For purposes of Section 11.2, “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

Article 12.    Performance Measures

.1	Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(r)	Performance against budget.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

.2	Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

.3	Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

.4	Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13.    Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents may, in the sole discretion of the Committee, accrue interest or be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. However, in no event will dividend equivalents be paid on Performance Shares or Performance Units until such Performance Shares or Performance Units actually vest. Notwithstanding anything herein to the contrary, no dividend equivalents may be granted in conjunction with Option or SARs.

Article 14.    Benefits Upon Death

Awards remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to the Participant’s estate and may be exercised by the Participant’s executor, administrator, or authorized legal representative.

Article 15.    Rights of Participants

.1	Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

.2	Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

.3	Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16.    Change of Control

.1	Change of Control. If at any time there shall occur a Change of Control, then the time at which all then-outstanding Stock Options and Stock Appreciation Rights may be exercised shall be accelerated and the Stock Options and Stock Appreciation Rights shall immediately become fully vested and exercisable at the time of such Change of Control, and all other then-outstanding Awards whose exercisability depends merely on the satisfaction of a service obligation by a Participant to the Company, any Subsidiary or an Affiliate thereof shall vest in full and be free of restrictions related to the vesting of such Awards at the time of such Change of Control. The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Except to the extent that another Award meeting the requirements of Section 16.2 (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”), the Committee may, in its sole discretion, (i) determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor; or (ii) provide that the period to exercise Stock Options or Stock Appreciation Rights shall be extended (but not beyond the expiration of such Stock Option or Stock Appreciation Right).

.2	Replacement Awards. An Award shall meet the conditions of this Section 16.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

Article 17.    Amendment, Modification, Suspension, and Termination

.1	Amendment, Modification, Suspension, and Termination. Subject to Section 17.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.4, no outstanding Option or SARs issued under this Plan shall be canceled in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original Options or SAR, and not material amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, and , if applicable, the New York Stock Exchange Listed Company Manual issuer rules.

.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

.3	Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

.4	Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 18.    Withholding

.1	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

.2	Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19.    Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20.    General Provisions

.1	Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange

Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

.2	Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

.3	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

.4	Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

.5	Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

.6	Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

.7	Inability to Obtain Authority. The inability or failure of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

.8	Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

.9	Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

.10	Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

.11	Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

.12	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

.13	Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified), welfare benefit plans or employment contracts or arrangements unless such other plan or contract or arrangement expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

.14	No Deferred Compensation. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. However, the Committee may permit deferrals of compensation pursuant to the terms of an individual’s Award, a separate plan or a subplan which meets the requirements of Code Section 409A and the regulations thereunder. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

.15	Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

.16	No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or engage in any other type of transaction; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

.17	No Golden Parachute Payments. Notwithstanding any other provision in this Plan to the contrary, the Company shall not be required to make any payment under this Plan or an Award Agreement that would be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act that is prohibited by applicable law.

.18	Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Texas, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

.19	Indemnification. Subject to requirements of Texas law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an employee of the Company to whom authority was delegated in accordance with Article 3, (each, an “Indemnified Person”) shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Time, on April 24, 2013.

Vote by Internet
• Go to www.investorvote.com/CFR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Management recommends a vote FOR Proposals 1, 2, 3 and 4.

1.	Election of Directors:	01 - R. Denny Alexander	02 - Carlos Alvarez	03 - Royce S. Caldwell	+
		04 - Crawford H. Edwards	05 - Ruben M. Escobedo	06 - Richard W. Evans, Jr.
		07 - Patrick B. Frost	08 - David J. Haemisegger	09 - Karen E. Jennings
		10 - Richard M. Kleberg, III	11 - Charles W. Matthews	12 - Ida Clement Steen
13 - Horace Wilkins, Jr.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	To approve the Amendment to the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan, as amended and restated.	☐	☐	☐	3.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2013.	☐	☐	☐

4.	Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■		1 U P X	+
01LNRC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: http://www.cfrvoteproxy.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cullen/Frost Bankers, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints RICHARD W. EVANS, JR., and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 25, 2013 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE,THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the other side)